Exhibit 2

Asian Infrastructure Investment Bank

Auditor’s Report and Financial Statements

for the Year Ended Dec. 31, 2025

Contents

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting

Auditor’s Report Regarding the Management’s Assessment of Effectiveness of Internal Control over Financial Reporting

Auditor’s Report Regarding the Financial Statements

Financial Statements

Statement of Comprehensive Income		1
Statement of Financial Position		2
Statement of Changes in Equity		3
Statement of Cash Flows		4
Notes to the Financial Statements		5-88
A.	General Information	5
B.	Accounting Policies	6-18
C.	Disclosure Notes	19-45
D.	Financial Risk Management	46-83
E.	Fair Value Disclosures	84-88

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting for the year ended Dec. 31, 2025

Responsibility for Financial Reporting

Management’s responsibility

Management’s report regarding the effectiveness of internal control over financial reporting

The Management of the Asian Infrastructure Investment Bank (“the Bank”) is responsible for the preparation, integrity, and fair presentation of its published financial statements and associated disclosures for the year ended Dec. 31, 2025. The financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

The financial statements have been audited by an independent audit firm, which has been given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and committees of the Board. Management believes that all representations made to the external auditor during its audit were valid and appropriate. The external auditor’s report accompanies the audited financial statements.

Management is responsible for establishing, implementing and maintaining effective internal control over financial reporting for financial presentation and measurement in conformity with IFRS Accounting Standards. The system of internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified. Management believes that internal control over financial reporting – which are subject to scrutiny and testing by Management and are revised, as considered necessary, taking account of any related internal audit recommendations – support the integrity and reliability of the financial statements.

However, even an effective internal control system has inherent limitations, including the possibility of human error and the circumvention of overriding controls. Therefore, it can only provide reasonable assurance with respect to the preparation of financial statements. Furthermore, the effectiveness of an internal control system can change with circumstances, such as changes in business and operating environment, including the increased relevance of technology and considerations on outsourcing of functions/systems/platforms.

The Bank’s Board of Directors has appointed an Audit and Risk Committee, which assists the Board in its responsibility to ensure the soundness of the Bank’s accounting practices and the effective implementation of the internal control that Management has established relating to finance and accounting matters. The Audit and Risk Committee comprises members of the Board of Directors and external members. The Audit and Risk Committee meets periodically with Management to review and monitor the financial, accounting and auditing procedures of the Bank and its financial reports, and reviews the scope of work and the effectiveness of the internal audit function and internal control system. The external auditor and the internal auditor regularly meet with the Audit and Risk Committee to discuss the adequacy of internal control over financial reporting and any other matters that they believe should be brought to the attention of the Audit and Risk Committee.

The Bank’s assessment of the effectiveness of internal control over financial reporting as at Dec. 31, 2025 was based on the criteria established in the Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management asserts that as at Dec. 31, 2025, the Bank maintained effective internal control over its financial reporting as set out in the financial statements for the year ended Dec. 31, 2025.

I

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting for the year ended Dec. 31, 2025

The Bank’s external auditor has provided an audit opinion on the fair presentation of the financial statements for the year ended Dec. 31, 2025. In addition, it has issued an attestation report on Management’s assessment of the Bank’s internal control over financial reporting as at Dec. 31, 2025.

Asian Infrastructure Investment Bank

Beijing

March 24, 2026

/s/ Zou Jiayi	/s/ Domenico Nardelli
Zou Jiayi	Domenico Nardelli
President	Acting Chief Financial Officer and Treasurer

/s/ Hui Fong Lee
Hui Fong Lee
Controller

II

Independent Auditor’s Assurance Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

We have been engaged to perform a reasonable assurance engagement on the accompanying management’s assessment that the Asian Infrastructure Investment Bank (AIIB or the Bank) maintained effective internal control over financial reporting as at December 31, 2025.

AIIB’s Responsibilities

AIIB is responsible for the preparation of the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2025 in accordance with the criteria established in the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). This responsibility includes designing, implementing and maintaining internal control as AIIB determines are necessary to enable the preparation of management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2025.

Our Independence and Quality Management

We have complied with the independence and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

PricewaterhouseCoopers
22/F Prince’s Building, Central
Hong Kong SAR, China
www.pwchk.com	T: +852 2289 8888, F: +852 2810 9888

Our firm applies International Standard on Quality Management, which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor’s Responsibilities

It is our responsibility to express an opinion on the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2025 based on our work performed.

We conducted our work in accordance with International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”. This standard requires that we plan and perform our work to form the opinion.

A reasonable assurance engagement involves performing procedures to obtain sufficient appropriate evidence as to whether the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2025 is properly prepared, in all material respects, in accordance with “Internal Control – Integrated Framework” (2013) issued by COSO. The extent of procedures selected depends on the auditor’s judgment and our assessment of the engagement risk. Within the scope of our work we performed amongst others the following procedures: planning and performing the engagement to obtain evidence to support our assurance opinion; forming an independent opinion, based on the procedures we have performed and the evidence we have obtained; and reporting our conclusion to the Board of Governors of the Bank.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

2

Inherent Limitation

We draw attention to the fact that because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2025 is properly prepared, in all material respects, in accordance with “Internal Control – Integrated Framework” (2013) issued by COSO.

Purpose and Restriction on Use

We draw attention to the fact that the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2025 was prepared for reporting on management’s assertion with regards to the effectiveness of the Bank’s internal controls over financial reporting using “Internal Control – Integrated Framework” (2013) issued by COSO designed for this purpose. As a result, the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2025 may not be suitable for another purpose. This report is intended solely for the Board of Governors of AIIB in connection with reporting on management’s assertion with regards to the effectiveness of the Bank’s internal controls over financial reporting and should not be used for any other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Our opinion is not modified in respect of this matter.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 24, 2026

3

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

Opinion

What we have audited

The financial statements of Asian Infrastructure Investment Bank (the “Bank”), which are set out on pages 1 to 88, comprise:

•	the statement of comprehensive income for the year ended December 31, 2025;

•	the statement of financial position as at December 31, 2025;

•	the statement of changes in equity for the year ended December 31, 2025;

•	the statement of cash flows for the year ended December 31, 2025; and

•	the notes to the financial statements, comprising material accounting policy information and other explanatory information.

Our opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2025, and its financial performance and its cash flows for the year then ended in accordance with IFRS Accounting Standards.

PricewaterhouseCoopers
22/F Prince’s Building, Central
Hong Kong SAR, China
www.pwchk.com	T: +852 2289 8888, F: +852 2810 9888

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) as issued by the International Ethics Standards Board for Accountants (“IESBA Code”), as applicable to audits of financial statements of public interest entities. We have also fulfilled our other ethical responsibilities in accordance with the IESBA Code.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matters identified in our audit are summarised as follows:

•	Measurement of expected credit losses (ECL) for loan and debt securities measured at amortized cost and loan commitments

•	Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

2

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses for loan and debt securities measured at amortized cost and loan commitments

Refer to Note B3.3.6 to the financial statements “Impairment of financial instruments” in the accounting policies, Note B5.1 “Impairment losses on financial instruments” in the critical accounting estimates and judgments in applying accounting policies, Note C4 “Impairment provision”, Note C8 “Loan investments, loan commitments and related ECL allowance”, Note C9 “Debt securities at amortized cost”, and Note D3 “Credit and other investment risks”.

As at December 31, 2025, the gross amount of loan investments, loan commitments and debt securities of the Bank were USD29,748.36 million, USD17,340.85 million, and USD11,306.09 million, respectively. An Expected Credit Loss (ECL) allowance of USD 122.76 million was recognized resulting in a net recorded amount of loan investments and loan commitments of USD29,626.58 million and USD17,339.87 million, respectively.

We understood, evaluated and tested the design and operational effectiveness of the internal control relating to the measurement of ECLs for loan investments and debt securities measured at amortized cost and loan commitments. These internal controls primarily included:

•

Governance over ECL models, including the selection, approval and application of modelling methodology; and the internal control relating to the ongoing monitoring and updates to the model;

•

Internal control relating to significant management judgments and assumptions including the review and approval of internal credit rating and any subsequent changes, identification of significant increases in credit risk or credit-impaired loans and debt securities, and forward-looking measurement;

•

Internal control over completeness of key inputs, review and approval of ECL outcomes, the activities of the service organization as well as the controls maintained by service organization.

3

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses for loan and debt securities measured at amortized cost and loan commitments (Cont’d)

An Expected Credit Loss allowance of USD8.99 million was recognized resulting in a net carrying amount of debt securities of USD11,297.09 million. For the year ended December 31, 2025, the impairment provisions released on loan investments measured at amortized cost and loan commitments were USD75.96 million, the impairment provisions released on debt securities measured at amortized cost was USD4.85 million. The allowance of ECLs for loan and debt securities measured at amortized cost and loan commitments represent management’s best estimates at the balance sheet date applying the ECL models under International Financial Reporting Standard 9: Financial Instruments (IFRS 9).

The Bank periodically evaluates the performance of expected credit loss models and the appropriateness of critical inputs and assumptions in the expected credit loss models.

The Bank assesses whether the credit risk of loan investments and debt securities measured at amortized cost and loan commitments have increased significantly since their initial recognition, and applies a three-stage impairment model to calculate their ECL.

The substantive procedures we performed, with the assistance of our specialists, primarily included:

•

We reviewed the modelling methodologies and its application in the determination of ECL;

•

We assessed the reasonableness of significant judgments and assumptions in relation to the models;

•

We tested data inputs to the ECL models on a sample basis, including historical data and data at the measurement date, to assess their accuracy and completeness;

•

We selected samples, in consideration of the financial information and non-financial information of the borrowers, relevant external evidence and other factors, to assess the appropriateness of management’s assessment of significant increases in credit risk and credit-impaired loans and debt securities if any;

4

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses for loan and debt securities measured at amortized cost and loan commitments (Cont’d)

Management assesses loss allowances using the risk parameter modelling approach which incorporates key parameters, including the probability of default, loss given default, exposure at default, and discount rates.

The estimation of ECL involves significant management judgments and assumptions, mainly comprising the following:

(1) Determining criteria for significant increase in credit risk and credit impairment;

(2) Choosing appropriate models and assumptions for the measurement of ECL;

(3) Establishing the number and probability of forward-looking scenarios for each type of product;

(4) Assigning exposures through an internal credit rating process; and

The Bank has established governance processes and controls for the measurement of ECL.

For measuring ECL, the Bank has adopted complex models, employed numerous parameters and data inputs, and applied significant management judgments and assumptions. In addition, the amount of loan investments and debt securities measured at amortized cost and loan commitments are material to the Bank, and the loss allowance and associated impairment loss are important to users of the financial statements. In view of these reasons, we identified this as a key audit matter.

• For forward-looking measurements, we tested management’s selection of economic variables, economic scenarios and weightings on a sample basis; assessed the reasonableness of the economic indicators used, and performed sensitivity analyses in weightings of economic scenarios;

• We independently recalculated the ECL outputs on a sample basis.

Our audit work also included assessing the appropriateness of disclosures relevant to ECL provided in the related notes to the financial statements.

Based on our procedures performed, the models, key parameters, significant judgments and assumptions adopted by management, the measurement results and the relevant disclosures were considered acceptable.

5

Key Audit Matter	How our audit addressed the Key Audit Matter

Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

Refer to Note B3.3.7 to the financial statements “Determination of fair value” in the accounting policies, Note B5.2 “Measurement of fair value” in the critical accounting estimates and judgments in applying accounting policies, Note C3 “Net gain on financial instruments measured at fair value and foreign exchange”, Note C6 “Cash, cash equivalent, and deposits with banks”, Note C7 “Investments at fair value through profit or loss”, Note C12 “Borrowings”, Note C13 “Derivatives” and Note E “Fair Value Disclosures”.

As at December 31, 2025, the Bank holds financial assets and financial liabilities (including derivatives) measured at fair value classified as level 2 of USD3,988.63 million, and USD37,434.10 million, respectively. Financial assets measured at fair value classified as level 3 totalled USD1,435.17 million with no level 3 financial liabilities.

Such financial instruments, measured at fair value, are valued based on a combination of market data and valuation models and are grouped into different levels on the basis of observability of inputs used in the fair value measurement.

Financial instruments where no active market or no market price is available are valued at the market prices or by using valuation models based on observable market data. These financial instruments are categorised as level 2 in the IFRS fair value valuation hierarchy.

We understood, evaluated and tested the design and operational effectiveness of key internal control over measurement of the valuation of financial instruments classified as level 2 and level 3. These controls primarily included:

•

Governance over valuation methodologies, including the selection, approval and application of valuation models; and the internal control relating to the ongoing monitoring and updates to the methodologies and models;

•

Internal control relating to significant management judgments and assumptions including the review and approval of parameter determination and any subsequent changes; and

•

Internal control over general IT controls and operational aspects of data input selection and valuation models, including access controls, accuracy and completeness of key inputs and review and approval of valuation outcomes.

6

Key Audit Matter	How our audit addressed the Key Audit Matter

Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13 (Cont’d)

The Bank also has financial assets for which the fair value measurement has been determined using valuation models where the inputs are unobservable. These financial instruments are categorised as level 3 in the IFRS fair value valuation hierarchy. Management determines the fair value of these financial assets using a variety of techniques. The valuation methods involve inputs from various unobservable inputs such as cash flow and risk-adjusted discount rate.

The Bank has established governance processes and controls for the measurement of fair value.

We consider that financial instruments classified as level 2 and level 3 in the fair value hierarchy were a key element of the audit because of the materiality of the exposure and the use of judgment in determining fair value. In view of these reasons, we identified this as a key audit matter.

The substantive procedures we performed, with the assistance of our internal valuation specialists, primarily included:

•

We reviewed the valuation methodologies, and assessed the reasonableness of the significant assumptions and models used by the Bank;

•

We independently verified valuation parameters and data inputs on a sample basis; and

•

We performed independent valuation on a sample basis for various types of financial instruments across the entire fair value hierarchy of financial assets and liabilities and compared with the Bank’s valuation records.

Our audit work also included assessing the appropriateness of disclosures relevant to valuation of financial instruments measured at fair value provided in the related notes to the financial statements.

Based on our procedures performed, the methodologies, assumptions and models adopted by management, the measurement results and the relevant disclosures were considered acceptable.

7

Other Information

Management is responsible for the other information. The other information comprises all of the information included in the 2025 Annual Report of the Bank (the “annual report”) (but does not include the financial statements and our auditor’s report thereon), which is expected to be made available to us after the date of this auditor’s report.

Our opinion on the financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the other information to be included in the annual report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance and take appropriate action considering our legal rights and obligations.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

8

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

9

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosures about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is YUEN, Kwok Sun.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 24, 2026

10

Asian Infrastructure Investment Bank

Statement of Comprehensive Income

For the year ended Dec. 31, 2025

In thousands of US Dollars	Note	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024

Interest income	C1	2,160,815	2,227,473
Interest expense	C1	(1,310,804)	(1,140,775)

Net interest income		850,011	1,086,698

Net fee and commission income	C2	47,742	42,961
Net gain on financial instruments measured at fair value and foreign exchange	C3	252,760	227,576
Net loss on financial instruments measured at amortized cost	C9	(4,862)	(181)
Impairment provision release	C4	81,164	55,840
General and administrative expenses	C5	(303,668)	(264,880)

Operating profit for the year		923,147	1,148,014

Accretion of paid-in capital receivables	C10	276	666

Net profit for the year		923,423	1,148,680

Other comprehensive income
Items will not be reclassified to profit or loss
Unrealized gain/(loss) in fair-valued borrowings arising from changes in own credit risk	C12	79,052	(142,012)

Total comprehensive income		1,002,475	1,006,668

Attributable to:
Equity holders of the Bank		1,002,475	1,006,668

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Financial Position

As at Dec. 31, 2025

In thousands of US Dollars	Note	Dec. 31, 2025	Dec. 31, 2024

Assets
Cash and cash equivalents	C6	3,295,009	1,922,539
Term deposits	C6	3,138,361	462,012
Treasury investments
Investments at fair value through profit or loss	C7	12,827,965	12,606,677
Debt securities, at amortized cost	C9	10,490,939	11,042,476
Investment operations
Loan investments, at amortized cost	C8	29,626,580	26,637,065
Debt securities, at amortized cost	C9	806,153	706,013
Investments at fair value through profit or loss	C7	2,272,696	1,932,264
Paid-in capital receivables	C10	219,625	234,336
Derivative assets	C13	1,312,674	832,061
Property and equipment		7,760	5,592
Intangible assets		6,546	6,776
Other assets	C11	655,682	728,631

Total assets		64,659,990	57,116,442

Liabilities
Borrowings	C12	39,069,441	32,953,799
Derivative liabilities	C13	841,922	1,175,585
Prepaid paid-in capital		174	669
Other liabilities	C14	1,170,215	528,854

Total liabilities		41,081,752	34,658,907

Members’ equity
Paid-in capital	C15	19,526,400	19,407,500
Reserves
Accretion of paid-in capital receivables		(814)	(418)
Unrealized loss in fair-valued borrowings arising from changes in own credit risk		(114,700)	(193,752)
Retained earnings		4,167,352	3,244,205

Total members’ equity		23,578,238	22,457,535

Total liabilities and members’ equity		64,659,990	57,116,442

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Changes in Equity

For the year ended Dec. 31, 2025

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized gain/loss in fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total member’s equity
Jan. 1, 2024		97,027,300	(77,621,900)	19,405,400	(994)	(51,740)	2,096,191	21,448,857

Capital subscription and contribution		10,500	(8,400)	2,100	—	—	—	2,100
Net profit for the year		—	—	—	—	—	1,148,680	1,148,680
Other comprehensive loss		—	—	—	—	(142,012)	—	(142,012)
Paid-in capital receivables - accretion effect		—	—	—	(90)	—	—	(90)
Transfer of accretion	C10	—	—	—	666	—	(666)	—
Dec. 31, 2024	C15	97,037,800	(77,630,300)	19,407,500	(418)	(193,752)	3,244,205	22,457,535

Jan. 1, 2025		97,037,800	(77,630,300)	19,407,500	(418)	(193,752)	3,244,205	22,457,535
Capital subscription and contribution		594,400	(475,500)	118,900	—	—	—	118,900
Net profit for the year		—	—	—	—	—	923,423	923,423
Other comprehensive income		—	—	—	—	79,052	—	79,052
Paid-in capital receivables - accretion effect		—	—	—	(672)	—	—	(672)
Transfer of accretion	C10	—	—	—	276	—	(276)	—

Dec. 31, 2025	C15	97,632,200	(78,105,800)	19,526,400	(814)	(114,700)	4,167,352	23,578,238

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Cash Flows

For the year ended Dec. 31, 2025

In thousands of US Dollars	Note	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024

Cash flows from operating activities
Net profit for the year		923,423	1,148,680
Adjustments for:
Interest income from term deposits		(108,799)	(118,539)
Interest expense for borrowings	C12	1,291,168	1,149,257
Interest expense for leasing	C1	11	25
Issuance cost for borrowings	C5	10,233	9,047
Accretion of paid-in capital receivables	C10	(276)	(666)
Net loss/(gain) on financial instruments measured at fair value through profit or loss		447,067	(436,580)
Impairment provision release	C4	(81,164)	(55,840)
Depreciation and amortization		4,889	4,253
Increase in loan investments	C8	(2,913,018)	(4,607,191)
(Increase)/decrease in debt securities in investment operations portfolio		(177,249)	7,182
Net cash paid for derivatives		(416,194)	(906,212)
Decrease in other assets		71,290	354,242
Increase in other liabilities		641,367	294,854

Net cash used in operating activities		(307,252)	(3,157,488)

Cash flows from investing activities
Increase in investment with equity participation		(282,326)	(326,577)
Dividends received and return of capital contributions		114,357	127,944
Debt securities at amortized cost purchased in treasury investment portfolio		(4,474,052)	(3,511,904)
Debt securities at amortized cost matured, terminated or sold under treasury investment portfolio		5,027,239	36,386
Decrease in other treasury investment		650,158	2,803,281
(Increase)/decrease in term deposits		(2,636,876)	2,620,000
Interest received from term deposits		69,325	145,344
Increase in intangible assets, property and equipment		(5,168)	(4,744)

Net cash (used in)/from investing activities		(1,537,343)	1,889,730

Cash flows from financing activities
Proceeds from borrowings, net	C12	20,923,652	14,047,018
Repayments of borrowings	C12	(16,678,372)	(11,655,017)
Interest payments on borrowings	C12	(1,160,479)	(1,071,831)
Capital contributions received	C10	132,719	30,777
Prepaid paid-in capital received		—	669
Lease payments		(455)	(441)

Net cash from financing activities		3,217,065	1,351,175

Net increase in cash and cash equivalents		1,372,470	83,417

Cash and cash equivalents at beginning of year		1,922,539	1,839,122

Cash and cash equivalents at end of year	C6	3,295,009	1,922,539

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 economies signed AIIB’s Articles of Agreement (the “AOA”), which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (“China”).

For the year ended Dec. 31, 2025, AIIB approved one new membership application. As at Dec. 31, 2025, the Bank’s total approved membership is 111, of which 106 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in China are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

The Bank’s first overseas office, an Interim Operational Hub (the “Hub”), was established in Abu Dhabi, the United Arab Emirates (the “UAE”), upon the government of the UAE and the Bank signing an agreement regarding the establishment of an office in the UAE on April 19, 2023. The Hub provides proximity to global financial centers and connectivity with the international infrastructure ecosystem which is important in maintaining AIIB’s growth momentum.

These financial statements were signed by the President, the Acting Chief Financial Officer and Treasurer, and the Controller on March 24, 2026.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B1	Basis of preparation

These financial statements for the Bank have been prepared in accordance with the IFRS Accounting Standards issued by the International Accounting Standards Board (IASB). According to the By-laws of AIIB, the financial year of the Bank begins on Jan.1 and ends on Dec. 31 of each year.

The Bank has adopted all of the IFRS Accounting Standards and interpretations effective for annual periods beginning on Jan. 1, 2025.

The financial statements have been prepared under the historical cost convention, except for those financial instruments measured at fair value.

The preparation of financial statements in conformity with IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where judgments or estimates are significant to the financial statements are disclosed in Note B5. The financial statements have been prepared on a going concern basis.

B2	New accounting pronouncements

In April 2024, the IASB issued IFRS 18 Presentation and Disclosure in Financial Statements, effective for annual reporting periods beginning on or after Jan.1, 2027. The new standard aims to give users of financial statements more transparent and comparable information about an entity’s financial performance. The Bank has conducted assessments and developed plans to implement the impact of the new standard and amendments to the existing standards.

In addition to IFRS 18, the IASB issued amendments to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments in May 2024, effective for annual reporting periods beginning on, or after, Jan.1, 2026. The amendments provide further clarification regarding the classification and measurement of financial assets and liabilities. It did not have a material impact on the Bank’s operations or financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3	Summary of material accounting policies

B3.1	Functional currency and foreign currency transactions

The functional currency of the Bank and the presentation currency of the Bank are United States Dollar (“USD” or “US Dollar”).

Foreign currency transactions are initially translated into USD using exchange rates prevailing at the dates of the related transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss during the period in which they arise.

Foreign exchange gains or losses arising on financial assets and liabilities denominated in foreign currencies have been presented together with net gains or losses derived from associated derivative instruments in the Statement of Comprehensive Income, to provide reliable and more relevant information about the effects of foreign currency transactions.

B3.2	Cash and cash equivalents

Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Deposits with initial maturity of three months or less and money market funds are classified as cash and cash equivalents.

B3.3	Financial instruments

B3.3.1	Financial assets

The Bank’s financial assets are classified into three categories:

(a)	Amortized cost,
(b)	Fair value through other comprehensive income (“FVOCI”), or
(c)	Fair value through profit or loss (“FVPL”).

The basis of classification depends on the relevant business model and the contractual cash flow characteristics of the underlying financial asset.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.1	Financial assets (Continued)

(a)	Classification of financial assets at amortized cost

The Bank classifies its financial assets at amortized cost only if both of the following criteria are met:

(i)	The financial asset is held within a business model having the objective of collecting the contractual cash flows; and
(ii)	The contractual terms give rise, on specified dates, to cash flows that are solely payments of principal or interest on the principal outstanding.

The Bank applies the effective interest method to the amortized cost of a financial asset.

(b)	Classification of financial assets at FVOCI

Financial assets at FVOCI comprise:

(i)

Financial assets having contractual cash flows which reflect solely payments of principal and interest on outstanding principal, and for which the objective of the related business model is achieved both by collecting contractual cash flows and selling financial assets, and

(ii)

Investments in equity instruments which are neither held for trading nor contingent consideration, and for which the Bank has made an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income (“OCI”) rather than profit or loss.

For (i) above, interest is calculated using the effective interest method and recognized in profit or loss. Except for gains or losses from impairment and foreign exchange which are recognized in profit or loss, the financial asset is measured at fair value with other changes in fair value recognized in OCI. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss.

For (ii) above, the accumulated fair value changes in OCI will not be reclassified to profit or loss in the future. Dividends on such investments are recognized in profit or loss, unless the dividend clearly represents a recovery of part of the cost of the investment.

(c)	Classification of financial assets at FVPL

The Bank classifies the following financial assets at FVPL:

(i)	Financial assets that do not qualify for measurement at either amortized cost or FVOCI;
(ii)

Financial assets that are designated at initial recognition at FVPL irrevocably, when such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise;

(iii)	Investments in equity instruments that are held for trading; and
(iv)	Investments in equity instruments for which the Bank has not elected to recognize fair value gains or losses through OCI.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.2	Financial liabilities

The Bank’s financial liabilities are classified as either financial liabilities through FVPL or other financial liabilities, carried at amortized cost.

(a)	Classification of financial liabilities at FVPL

Financial liabilities at FVPL have two subcategories: financial liabilities held for trading and those designated as FVPL on initial recognition.

Financial liabilities can be designated at FVPL when one of the following criteria is met:

(i)	Eliminates or significantly reduces an accounting mismatch which would otherwise arise;
(ii)	A group of financial liabilities are managed, and their performance is evaluated on fair value basis, in accordance with a documented risk management strategy; or
(iii)	The financial liability contains one or more embedded derivatives which significantly modify the cash flows otherwise required.

The amount of change in the fair value of the financial liability that is attributable to changes in the reporting entity’s credit risk of that liability shall be presented in OCI. The remaining amount of change in the fair value of the liability shall be presented in profit or loss.

(b)	Other financial liabilities

Other financial liabilities are measured at amortized cost, using the effective interest method. The interest expenses are recognized in profit or loss.

B3.3.3	Derivatives

The Bank measures derivatives at fair value, with all changes in fair value recognized in the Statement of Comprehensive Income. The Bank recognizes all of its contractual rights and obligations under derivatives in the Statement of Financial Position as assets and liabilities, respectively.

The Bank uses derivative instruments primarily for asset and liability management. The Bank has elected not to designate any hedging relationships for accounting purposes.

B3.3.4	Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.4	Equity instruments (Continued)

A puttable financial instrument includes a contractual obligation for the issuer to repurchase or redeem that instrument for cash or another financial asset on exercise of the put. The puttable instrument that includes such an obligation is classified as an equity instrument when meeting all the generally required features being most subordinate class of shares with identical features and all have the same rights on liquidation.

B3.3.5	Financial guarantee contracts

Financial guarantee contracts are contracts that require the issuer to make specified payments to reimburse the holder for a loss it incurred because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument. Issued financial guarantee contracts are initially recognized at fair value, and subsequently measured at the higher of the amount of the loss allowance determined under IFRS 9, and the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15. Guarantee fees are recognized as fee income throughout the period that the service is rendered.

B3.3.6	Impairment of financial instruments

Financial assets of the Bank that are measured at amortized cost (Note B3.3.1(a)), FVOCI (Note B3.3.1 (b) (i)) and certain unrecognized financial instruments such as loan commitments are subject to credit loss estimated through an expected credit loss (“ECL”) model, assessed on a forward-looking basis.

At each reporting date, the Bank assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When making this assessment, the Bank considers the change in the risk of a default occurring over the expected life of the financial instrument. To make this assessment, the Bank compares the risk of a default occurring as at the reporting date with the risk of a default occurring as at the date of initial recognition, based on reasonable and supportable information that is available without undue cost or effort and is indicative of significant increases in credit risk since initial recognition.

At each reporting date, the Bank measures the loss allowance for a financial instrument at either:

(i)	An amount equal to the lifetime ECL if the credit risk related to that financial instrument has increased significantly since initial recognition; or
(ii)	An amount equal to a 12-month ECL if the credit risk related to that financial instrument has not increased significantly since initial recognition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.6	Impairment of financial instruments (Continued)

The Bank measures ECL related to a financial instrument in a way that reflects:

(i)	An unbiased and probability-weighted amount determined by evaluating a range of possible outcomes;
(ii)	The time value of money; and
(iii)

Reasonable and supportable information that is available without undue cost or effort at the reporting date regarding relevant past events, current circumstances, and forecasts of future economic conditions.

The Bank identifies financial assets as having credit impairment when one or more events that could have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Refer to Note D3 ECL measurement for the definition of credit-impaired assets.

The Bank recognizes the loss allowance of loan commitments and issued financial guarantees as a provision. If a financial instrument includes both financial asset (i.e., loan investment) and an undrawn commitment (i.e., loan or financial guarantee commitment) component and the Bank cannot separately identify the ECL on the commitment component from those on the financial asset component, the ECL on the commitment is recognized together with the loss allowance for the financial asset. To the extent that the combined ECL exceeds the gross carrying amount of the financial asset, the ECL is recognized as a provision.

B3.3.7	Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e., an exit price) regardless of whether that price is directly observable or estimated using another valuation technique.

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, pricing service, or regulatory agency; and those prices represent actual and regularly occurring market transactions on an arm’s length basis. If the above criteria are not met, the market is regarded as being inactive.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.7	Determination of fair value (Continued)

For financial instruments not traded in active markets, fair value is determined using appropriate valuation techniques. Valuation techniques include the use of recent transaction prices, discounted cash flow analysis, option pricing models and others commonly used by market participants. These valuation techniques include the use of observable and/or unobservable inputs.

B3.3.8	Offsetting of financial instruments

A financial asset and a financial liability are offset, and the net amount presented in the statement of financial position when the Bank currently has a legally enforceable right to set off the recognized amounts, and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

B3.3.9	Day one profit or loss

The best evidence of fair value of a financial instrument at initial recognition is the transaction price, which is the fair value of the payment given or received, unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets.

Sovereign loans are measured at fair value at initial recognition, using the assumptions market participants with similar objectives as the Bank would use when pricing the sovereign-backed loan assets. The market where the Bank enters into such transactions is considered to be the principal market.

In situations where the fair value cannot be determined by observable market inputs, the difference between the transaction price and the fair value, commonly referred to as “day one profit or loss”, is either amortized over the life of the transaction, deferred until the instrument’s fair value can be measured using market observable data, or realized through settlement.

B3.3.10	Recognition and derecognition

The Bank recognizes a financial asset or a financial liability in its Statement of Financial Position when, and only when, the Bank becomes a party to the contractual provisions of the instrument.

A regular way purchase or sale of financial assets shall be recognized and derecognized as applicable using trade date accounting. Loans are recognized when cash is advanced to the borrowers.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.10	Recognition and derecognition (Continued)

At initial recognition, the Bank measures a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability.

Before evaluating whether, and to what extent, derecognition is appropriate, the Bank determines whether the derecognition analysis should be applied to a part of a financial asset or a financial asset in its entirety. The Bank derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Bank neither transfers nor retains substantially all the risks and rewards of ownership and has not retained control of the transferred asset, the Bank derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer.

Upon derecognition of a financial asset in its entirety, the difference between the carrying amount of the asset and the sum of the consideration received and receivable and, where applicable, the cumulative gain or loss that had been recognized in other comprehensive income is reclassified to profit or loss, except for those investments in equity instruments designated as FVOCI.

Financial liabilities are derecognized when the related obligation is discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the sum of the consideration paid and payable is recognized in the profit or loss.

B3.3.11	Modification of contractual cash flows

Loans and other financial assets may be renegotiated with the modification of the contractual cash flows. When the original financial asset has been significantly amended it will be recognized and replaced with a new asset. To the extent the original asset is retained, any changes in present value attributable to the modification will be recognized as an adjustment to the carrying value of the asset with the associated gains and losses on modification recognized in the income statement.

B3.4	Investments in associates

Associates are those entities in which the Bank has significant influence over, but does not control or jointly control, the financial and operating policy decisions.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.4	Investments in associates (Continued)

From June 2024 onwards, investments in associates with the objectives of looking for capital appreciation, rather than assuming responsibility for managing those entities, were made and held through a newly structured independent and centralized function of the Bank. The Bank applied the exemption from adopting the equity method under IAS 28 for the investments in the associates through venture capital, and elected to measure these investments held by the independent and centralized function of the Bank at fair value through profit or loss in accordance with IFRS 9. This election is applied prospectively.

B3.5	Revenue

B3.5.1	Interest Income

Interest income is calculated using the effective interest method. In this regard, the effective interest rate is applied to the gross carrying amount of a financial asset except for:

(i)	Purchased or originated credit-impaired financial assets, for which the credit adjusted effective interest rate is applied to the amortized cost of the financial assets from initial recognition; and
(ii)

Credit-impaired financial assets that have been recognized subsequent to initial recognition, for which the original effective interest rate is applied to the net carrying value in subsequent reporting periods.

With respect to (ii) above, in subsequent reporting periods, interest income is calculated by applying the effective interest rate to the gross carrying amount if the credit risk of the financial asset improves so that it is no longer credit impaired.

B3.5.2	Front-end and commitment fees

Front-end fees received by the Bank relating to the origination or acquisition of a financial asset are an integral part of generating involvement with the resulting financial instrument and, accordingly, are an integral part of the effective interest rate of that financial instrument.

Commitment fees received by the Bank to originate a loan when the loan commitment is not measured at FVPL are treated as follows:

(i)

If it is probable that the Bank will enter into a specific lending arrangement, it is an integral part of the effective interest rate of a financial instrument. If the commitment expires without the Bank making the loan, the fee is recognized as income at expiration of the commitment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.5	Revenue (Continued)

B3.5.2	Front-end and commitment fees (Continued)

(ii)

If it is likely that a specific lending arrangement will not be entered into, or the loan commitment fee is directly related to the undrawn portion of the loan commitment and it changes based on the portion of the unused commitment at that time, it is not an integral part of the effective interest rate of the financial instrument and the fee is accounted for as income over the commitment period.

B4	Summary of other accounting policies

B4.1	Leases

Short-term leases no more than 12 months, or low-value leases of assets worth less than USD100 thousand are accounted for as a general administrative expense, recognized in the income statement on a straight-line basis over the period of the lease.

A lease contract conveys the right to control the use of an asset for a specified period of time. The lease liability is measured as the present value of the payments that are not paid at the date of recognition discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the incremental borrowing rate is used. The right-of-use asset is measured at cost, consisting of the lease liability plus any payments made before the commencement of the lease and less any lease incentives. The right-of-use asset is generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

The right-of-use asset is reported as part of the “property and equipment” in the financial statements, and the lease liability is classified and reported under “Other liabilities” in the financial statements.

B4.2	Employee benefits

Employee benefits represent considerations given, and are expenditures incurred by the Bank, in exchange for services rendered by employees or for termination of employment contracts. These benefits include short-term employee benefits and contributions to defined contribution plans.

Short-term employee benefits

During the reporting period in which an employee has rendered services, the Bank recognizes the short-term employee benefits payable for those services as a liability with a corresponding increase in the related expense. Short-term employee benefits include base salary and location premiums, pre-retirement medical insurance, life insurance, accidental death and disability provision, death grant, leave, travel accident coverage, long-term disability, multipurpose loans to staff as well as flexible allowance and resettlement allowance which are special allowances for staff recruited globally.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4.2	Employee benefits (Continued)

Defined contribution plans

A defined contribution plan is a retirement plan under which the Bank pays fixed contributions into a separate entity. When an employee has rendered service to the Bank during a period, the Bank recognizes a contribution payable to a defined contribution plan in exchange for that service, along with the related expense. Defined contribution plans include defined contribution retirement plans and post-retirement medical benefit plans.

B4.3	Dividends

Dividend distributions to the Bank’s members are recognized as a liability in the period in which the dividends are approved by the Board of Governors.

B4.4	Taxation

In accordance with Article 51 of the AOA, within the scope of its official activities, the Bank, its assets, property, income, and its operations and transactions, shall be exempt from all taxation and from all custom duties in its member countries. Article 51 also exempts the Bank from any obligation for the payment, withholding, or collection of any tax or duty.

B4.5	Current and noncurrent presentation

The Bank presents its assets and liabilities mainly in the order of liquidity as this provides more relevant information.

B5	Critical accounting estimates and judgments in applying accounting policies

The Bank makes estimates and assumptions that affect the amounts recognized in the financial statements, and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

B5.1	Impairment losses on financial instruments

The measurement of the ECL allowance for financial assets measured at amortized cost requires extensive financial modelling and significant assumptions about future economic conditions and credit behavior (e.g., the likelihood of customers defaulting and the resulting losses).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B5.1	Impairment losses on financial instruments (Continued)

A number of significant judgments are also required in measuring ECL, which include:

•	Determining criteria for significant increase in credit risk and credit impairment;
•	Choosing appropriate models and assumptions for the measurement of ECL;
•	Establishing the number and probability of forward-looking scenarios for each type of product; and
•	Assigning exposures through an internal credit rating process.

Details of the inputs, assumptions, and estimation techniques used in measuring ECL are further disclosed in Note D3, which also presents sensitivities of the ECL.

B5.2	Measurement of fair value

Measurement of fair value requires the accounting estimates that affect the reported amounts of assets and liabilities at the date of the financial statements. The critical accounting estimates on the fair value of the financial instruments are highly dependent on a number of variables that reflect the economic environment and financial markets of the economies in which the Bank invests.

The Bank is required to use valuation techniques to determine the fair value. The Bank made judgments about the expected timing of future cash flows and the appropriate discount rate to apply. Detailed information is further disclosed in Note E.

B5.3	Structured entities consolidation

The Bank manages special funds, including the Project Preparation Special Fund (“PPSF” or “Project Preparation Special Fund”), the Special Fund Window for Less Developed Members (“Special Fund Window” or “SFW”), the Project-Specific Window (“PSW”), and the external special funds (together, the “Special Funds”). The external special funds are considered as special fund resources received by the Bank in its role as implementing entity of multilateral partnership facilities, which include Technical Partner of the Global Infrastructure Facility (the “GIF TP”), the Implementing Partner of the Finance Facility of the Multilateral Cooperation Center for Development Finance (the “MCDF IP”) and the Implementing Entity of the Pandemic Prevention, Preparedness and Response Trust Fund (the “PPR IE”), and the Accredited Entity of the Green Climate Fund (the “GCF AE”) (the “External Special Funds”).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B5.3	Structured entities consolidation (Continued)

The Bank has made a judgment on whether or not, for accounting purposes, it is the principal or an agent, to assess whether the Bank controls the Special Funds and should consolidate them. The Bank identified the Special Funds assets as a “silo” when conducting its consolidation assessment. When performing this assessment, the Bank considered several factors including, among other things, the scope of its decision-making authority over the structured entities, the rights held by other parties, the remuneration to which it is entitled in accordance with the related agreements for the administration services and the Bank’s exposure to variability of returns from other interests that it holds in the structured entities. The Bank is not exposed to any significant variability in its returns and as such is deemed to not control the Special Funds. The Bank performs re-assessment if there are changes in relevant facts or circumstances.

Detailed information about the unconsolidated structured entities is set out in Note C18.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expenses

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024
Interest income
Loan investments (1)	1,468,440	1,527,841
Debt securities	461,309	391,014
Cash, cash equivalents, and deposits	226,870	308,570
Reverse repurchase agreements	4,196	48
Total interest income	2,160,815	2,227,473

Interest expense
Borrowings (2)	(1,308,999)	(1,140,750)
Repurchase agreements	(1,794)	—
Lease	(11)	(25)

Total interest expense	(1,310,804)	(1,140,775)

Net interest income	850,011	1,086,698

(1)

Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2)

Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. Please refer to Note C13 Derivatives for details.

C2	Net fee and commission income

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024
Loan and guarantee fees	47,786	44,609
MCDF administration fee (1)	2,375	2,145
Special Funds administration fee	1,341	1,112
Cofinancing service income	35	245
Total fee and commission income	51,537	48,111

Cofinancing service fee	(3,795)	(5,150)
Total fee and commission expense	(3,795)	(5,150)

Net fee and commission income	47,742	42,961

(1)

According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator (“Administrator”) of the MCDF Finance Facility, the Bank provides administrative and financial services to the MCDF Finance Facility, including hosting of the Secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the Administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value and foreign exchange

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024
Money Market Funds (Note C6)	41,310	81,803
Investments at fair value through profit or loss (Note C7)	963,343	525,714
Borrowings (Note C12)	(1,808,492)	194,818
Derivatives (Note C13):
- Borrowings associated	1,147,850	(1,006,323)
- Investments operations associated	(583,029)	337,458
- Treasury investments associated	(166,739)	384,913
Net (loss)/gain on financial instruments measured at fair value through profit or loss	(405,757)	518,383
Net foreign exchange gain/(loss)(1)	658,517	(290,807)
Total	252,760	227,576

(1)

The Bank uses derivatives to hedge net foreign currency exposures. Therefore, the net foreign exchange gains or losses arising from non-USD monetary items can be partially offset by the net gains or losses derived from derivative instruments.

C4	Impairment provision

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024
Loan investments	(75,956)	(60,077)
Debt securities	(4,847)	3,997
Guarantees	(361)	240
Total impairment provision	(81,164)	(55,840)

C5	General and administrative expenses

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024
Staff cost (1)	165,533	138,118
Professional service expenses	46,329	45,112
IT services	26,521	25,143
Facilities and administration expenses	19,782	16,419
Travel expenses	18,076	15,261
Issuance cost for borrowings	10,233	9,047
Annual audit fee	1,060	1,060
Others	16,134	14,720
Total general and administrative expenses	303,668	264,880

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C5	General and administrative expenses (Continued)

(1)	Staff costs

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024
Short-term employee benefits	144,278	117,426
Defined contribution plans	19,348	18,968
Others	1,907	1,724
Total	165,533	138,118

Refer to Note C19 for details of key management remuneration.

C6	Cash, cash equivalent, and deposits with banks

	Dec. 31, 2025	Dec. 31, 2024
Cash	—	—
Deposits with banks
- Demand deposits (1)	50,503	46,843
- Term deposits with initial maturity of three months or less	2,553,094	1,557,222
Money Market Funds (2)	691,412	318,474
Total cash and cash equivalents	3,295,009	1,922,539
Add: term deposits with initial maturity more than three months (3)	3,138,361	462,012
Total cash, cash equivalents, and deposits with banks	6,433,370	2,384,551

(1)	USD26.74 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2024: USD27.51 million).
(2)	Money Market Funds

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024
As at beginning of year	318,474	1,150,086
Additions	23,025,400	22,317,336
Disposals	(22,693,772)	(23,230,751)
Fair value gain, net	41,310	81,803
Total Money Market Funds	691,412	318,474

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalent, and deposits with banks (Continued)

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at Dec. 31, 2025, USD3.14 billion of term deposits have remaining maturity within 12 months (Dec. 31, 2024: USD0.46 billion).

C7	Investments at fair value through profit or loss

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024

As at beginning of year	14,538,941	16,635,658
Investment, net	(301,297)	(2,526,831)
Return of capital contributions	(100,326)	(95,600)
Net gain of investments	963,343	525,714
Total investments at fair value through profit or loss	15,100,661	14,538,941

Analysis of investments at fair value through profit or loss:

	Dec. 31, 2025	Dec. 31, 2024
Treasury investments
External Managers Program (a)	4,720,326	4,456,279
Debt securities (b)	8,107,639	8,150,398
Subtotal	12,827,965	12,606,677

Investment operations
Fixed income portfolio and debt securities (c)	837,523	676,804
Investment with equity participation (d)	1,435,173	1,255,460
Subtotal	2,272,696	1,932,264
Total investments at fair value through profit or loss	15,100,661	14,538,941

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality debt securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale.

(b)

The Bank invests mainly in debt securities of high credit quality, such as bonds, certificates of deposit and commercial papers, which are mostly actively managed within treasury investment portfolio. The debt securities are measured at fair value through profit or loss.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(c)

The Bank has engaged an external asset manager to invest in a fixed-income portfolio, which is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. Separately, the Bank also invests in securities for infrastructure and development purposes in its investment operations portfolio.

(d)	The Bank holds investments with equity participation which includes limited partnership funds (“LP Funds”), trust, associates through venture capital and others.

LP Funds are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner.

As at Dec. 31, 2025, the Bank held USD125.72 million investments in associates through venture capital (Dec. 31, 2024: USD124.54 million), which are measured at fair value through profit or loss in accordance with IFRS 9 by applying the exemption from adopting the equity method under IAS 28. For the year ended Dec. 31, 2025, these investments recorded a fair value gain of USD7.28 million, which is included in Note C3 (for the year ended Dec. 31, 2024: fair value gain of USD12.37 million).

The total remaining capital commitment for investments with equity participation is USD938.95 million as at Dec. 31, 2025 (Dec. 31, 2024: USD1,059.08 million), based on drawdown notices issued. The investments with equity participation do not have a fixed exit date.

Please refer to Note C19 for the transactions with associates through venture capital.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	Dec. 31, 2025	Dec. 31, 2024

Gross carrying amount	29,748,360	26,835,342
ECL allowance	(121,780)	(198,277)
Net carrying amount	29,626,580	26,637,065

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the Preferred Creditor Status (“PCS”) and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at Dec. 31, 2025, USD21,076.65 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2024: USD18,687.87 million).

As at Dec. 31, 2025, USD1,765.89 million of the total carrying amount matures within 12 months (Dec. 31, 2024: USD1,823.01 million).

The following table sets out overall information about the ECL of loan investments and loan commitments issued as at Dec. 31, 2025. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method. Loan commitment is recorded based on the legal obligation of the Bank to provide the financing, for which the Bank does not have the full discretion to withdraw.

	Dec. 31, 2025	Dec. 31, 2024

Loan investments, gross carrying amount	29,748,360	26,835,342
Undrawn loan commitments	17,340,850	13,005,442
	47,089,210	39,840,784
Total ECL allowance (a)	(122,756)	(198,712)
	46,966,454	39,642,072

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

During the year ended Dec. 31, 2025, new loan investments and loan commitments with an amount of USD9,150.11 million, including sovereign-backed loans of USD7,715.84 million, with risk buckets from low risk to very high risk (Note D3), and nonsovereign-backed loans of USD1,434.27 million, with risk buckets from medium risk to high risk, are included in the assessment of ECL at Dec. 31, 2025 (Dec. 31, 2024: USD7,575.51 million, including sovereign-backed loans of USD6,450.06 million, risk buckets from low risk to very high risk, and nonsovereign-backed loans of USD1,125.45 million, risk buckets from low risk to high risk).

(a)	As at Dec. 31, 2025, the total ECL allowance related to loan commitments is USD0.98 million (Dec. 31, 2024: USD0.44 million), and is presented as a provision in Note C14.

For the year ended Dec. 31, 2025, the impairment provision reversal on loan investments and loan commitments was USD75.96 million (impairment provision reversal for the year ended Dec. 31, 2024: USD60.08 million), as disclosed in Note C4.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Debt securities at amortized cost

	Dec. 31, 2025	Dec. 31, 2024
Treasury investments
Externally managed fixed income portfolio (a)	351,329	413,661
Internally managed fixed income portfolio (b)	10,140,767	10,631,623
ECL allowance	(1,157)	(2,808)
Subtotal	10,490,939	11,042,476
Investment operations
Investment operations bond portfolios (c)	813,989	722,185
ECL allowance	(7,836)	(16,172)
Subtotal	806,153	706,013
Net carrying amount	11,297,092	11,748,489

(a)

The Bank engaged an external asset manager to invest in a treasury investment portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(b)

The Bank has an internally managed treasury investment portfolio of high credit quality debt securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has engaged an external asset manager to invest in a fixed income debt securities investment portfolio which comprises Asian infrastructure-related bonds. Separately, the Bank also invests in other debt securities through private placements. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

For the year ended Dec. 31, 2025, USD4.86 million net investment loss was recognized as a result of disposal of certain debt securities in the portfolios (for the year ended Dec. 31, 2024: USD0.18 million).

Debt securities at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. As at Dec. 31, 2025, ECL allowances of USD7.84 million and USD1.16 million have been provided respectively to debt securities in investment operations and treasury investment portfolio (Dec. 31, 2024: USD16.17 million and USD2.81 million respectively).

As at Dec. 31, 2025, USD2,395.85 million of the gross carrying amount matures within 12 months (Dec. 31, 2024: USD2,858.41 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C15) are due in five installments, with the exception of members considered as less developed countries, who may pay in 10 installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the year ended Dec. 31, 2025, a total discount of USD0.67 million (for the year ended Dec. 31, 2024: USD0.09 million) has been debited to the reserve. An amount of USD0.28 million (for the year ended Dec. 31, 2024: USD0.67 million) has been accreted through income in the current year.

As at Dec. 31, 2025, overdue contractual undiscounted paid-in capital receivables amounted to USD203.98 million (Dec. 31, 2024: USD218.35 million) (Note C15) are not considered impaired.

As at Dec. 31, 2025, USD213.68 million (Dec. 31, 2024: USD226.77 million) of the paid-in capital balance is due within 12 months.

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024

As at the beginning of year	234,336	262,637
Paid-in capital receivables originated	118,228	2,010
Contributions received	(132,719)	(30,777)
Transfer from prepaid paid-in capital to contribution	(496)	(200)
Accretion to profit or loss	276	666
Total paid-in capital receivable	219,625	234,336

C11	Other assets

	Dec. 31, 2025	Dec. 31, 2024

Receivable for unsettled trades	366,863	100,918
Reverse repurchase agreements	151,894	—
Cash collateral receivable (Note C13)	120,879	614,349
Prepayments	11,297	8,729
Receivable for Special Funds and MCDF administration fees	2,470	2,756
Others	2,279	1,879
Total other assets	655,682	728,631

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings

	Dec. 31, 2025	Dec. 31, 2024

Borrowings carried at fair value	36,592,173	31,597,860
Borrowings carried at amortized cost	2,477,268	1,355,939
Total borrowings	39,069,441	32,953,799

The Bank raises funds through various markets to support its operations and enhance the presence in the key capital markets which provide the Bank with cost-efficient funding levels. The Bank’s debt issuance programs include the SEC-registered Shelf, Global Medium-Term Notes Programme, Australian Dollar and New Zealand Dollar Debt Issuance Programme, Renminbi Bond Issuance Program, and Euro Commercial Paper Programme (the “ECP”). Among these funding sources, the SEC-registered fixed-rate global notes have been the primary program of the Bank’s borrowing activities. These funding initiatives have enabled the Bank to access diverse sources of capital and strengthen its financial position.

The following table sets out the details of the outstanding amount by denominated currency.

Denominated currency	Dec. 31, 2025	Dec. 31, 2024

USD	23,179,404	19,669,284
EUR	4,389,314	2,875,429
GBP	3,752,804	4,081,553
CNY	3,027,208	2,696,075
AUD	1,363,521	931,979
INR	1,202,306	1,070,727
HKD	1,158,214	760,550
CHF	394,729	244,061
MXN	230,293	120,519
Others	371,648	503,622
Total	39,069,441	32,953,799

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss. The designation significantly reduces accounting mismatches that would otherwise arise if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings is calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes and ECP are carried at amortized cost with interest expenses recognized under the effective interest rate method.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings (Continued)

The fair value changes for financial liabilities that are designated as at fair value through profit or loss that are attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the year ended Dec. 31, 2025, the fair value gain attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD79.05 million (for the year ended Dec. 31, 2024: fair value loss of USD142.01 million).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and noncash changes.

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024

As at beginning of year	32,953,799	30,528,131
Changes arising from cash flows
- Proceeds from borrowings, net	20,923,652	14,047,018
- Repayment of borrowings	(16,678,372)	(11,655,017)
- Interest payments	(1,160,479)	(1,071,831)
- Issuance cost for borrowings	10,233	9,047
Non-cash changes
- Accrued interest	1,291,168	1,149,257
- Changes in fair value included in the other comprehensive income	(79,052)	142,012
- Changes in fair values included in profit or loss (Note C3)	1,808,492	(194,818)
Total borrowings	39,069,441	32,953,799

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives

As at Dec. 31, 2025, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at Dec. 31, 2025 and Dec. 31, 2024. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at Dec. 31, 2025
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	31,152,237	355,304	43,025
Cross currency swaps	23,918,869	947,854	780,179
FX forwards	1,543,226	9,516	18,718
Total derivatives	56,614,332	1,312,674	841,922

	As at Dec. 31, 2024
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	29,233,488	186,848	365,326
Cross currency swaps	21,170,690	573,143	800,848
FX forwards	2,202,738	72,070	9,411
Total derivatives	52,606,916	832,061	1,175,585

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at Dec. 31, 2025 and Dec. 31, 2024.

			As at Dec. 31, 2025
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Total Derivatives
Interest rate swaps	51,582	69,856	(71,776)	313,108	43,361	406,131
Gross settling cross currency swaps - inflow	140,887	622,921	4,129,296	16,821,621	6,694,501	28,409,226
Gross settling cross currency swaps - outflow	(148,443)	(573,928)	(4,017,317)	(16,574,884)	(6,345,551)	(27,660,123)
Gross settling FX forwards - inflow	477,552	466,446	599,910	—	—	1,543,908
Gross settling FX forwards - outflow	(481,326)	(470,352)	(600,388)	—	—	(1,552,066)
Total derivatives	40,252	114,943	39,725	559,845	392,311	1,147,076

			As at Dec. 31, 2024
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Total Derivatives
Interest rate swaps	(4,530)	21,557	(254,470)	56,429	(1,519)	(182,533)
Gross settling cross currency swaps - inflow	418,330	424,420	4,273,174	15,688,201	3,926,744	24,730,869
Gross settling cross currency swaps - outflow	(407,752)	(425,956)	(4,328,376)	(15,440,357)	(3,843,978)	(24,446,419)
Gross settling FX forwards - inflow	548,271	754,050	816,476	—	—	2,118,797
Gross settling FX forwards - outflow	(534,221)	(736,215)	(775,191)	—	—	(2,045,627)
Total derivatives	20,098	37,856	(268,387)	304,273	81,247	175,087

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at Dec. 31, 2025, the Bank has received cash collateral of USD577.85 million (Note C14) (Dec. 31, 2024: USD264.36 million) from the swap counterparties, and has paid cash collateral of USD120.88 million (Note C11) (Dec. 31, 2024: USD614.35 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at Dec. 31, 2025 and Dec. 31, 2024.

The contractual notional amounts of the derivatives and carrying amount of the hedged financial instruments are as follows. The Bank’s risk exposures have been well hedged. Therefore, the profit and loss are effectively managed on a net basis.

	As at Dec. 31, 2025		As at Dec. 31, 2024
	Contractual notional amount of derivative	Gross carrying amount of economically hedged financial instruments	Contractual notional amount of derivative	Gross carrying amount of economically hedged financial instruments
Borrowings related hedge	35,467,863	36,592,173	36,211,901	31,597,860
Loans related hedge	8,183,892	7,332,184	6,481,437	6,307,348
Debt securities related hedge in investment operations portfolio	992,744	993,544	617,847	585,619

Derivatives with notional amount of USD11,969.83 million are under the management of treasury investment portfolio (Dec. 31, 2024: USD9,295.73 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Other liabilities

	Dec. 31, 2025	Dec. 31, 2024

Cash collateral payable (Note C13)	577,849	264,357
Payable for unsettled trades	288,066	120,698
Bank overdrafts	162,111	48,306
Accrued expenses	84,907	35,187
Deferred interest (Note C19)	37,543	39,087
Staff cost payable	9,286	6,929
Financial guarantee liabilities	8,480	10,997
ECL provision for commitment of loan and debt securities	1,236	435
Lease liability	38	481
Others	699	2,377
Total other liabilities	1,170,215	528,854

C15	Share capital

	Dec. 31, 2025	Dec. 31, 2024
Authorized capital	100,000,000	100,000,000
– Allocated
– Subscribed	97,632,200	97,037,800
– Unsubscribed	384,800	974,200
– Unallocated	1,983,000	1,988,000
Total authorized capital	100,000,000	100,000,000
Subscribed capital	97,632,200	97,037,800
Less: callable capital	(78,105,800)	(77,630,300)
Paid-in capital	19,526,400	19,407,500
Paid-in capital comprises:
– amounts received	19,305,961	19,172,747
– amount due but not yet received	203,976	218,353
– amount not yet due	16,463	16,400
Total paid-in capital	19,526,400	19,407,500

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Armenia	374	37,400	29,900	7,500
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Côte d’Ivoire	50	5,000	4,000	1,000
Denmark	3,695	369,500	295,600	73,900
Djibouti	5	500	400	100
EI Salvador	50	5,000	4,000	1,000
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital

Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900
Kenya	50	5,000	4,000	1,000
Korea	37,387	3,738,700	2,991,000	747,700
Kuwait	5,360	536,000	428,800	107,200
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Libya	526	52,600	42,100	10,500
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mauritania	50	5,000	4,000	1,000
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nauru	5	500	400	100
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Papua New Guinea	50	5,000	4,000	1,000
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital

Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Senegal	50	5,000	4,000	1,000
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Solomon Islands	5	500	400	100
South Africa	50	5,000	4,000	1,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Tanzania	50	5,000	4,000	1,000
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Togo	50	5,000	4,000	1,000
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	976,322	97,632,200	78,105,800	19,526,400

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C17	Distributions

Retained earnings as at Dec. 31, 2025 are USD4,167.35 million (Dec. 31, 2024: USD3,244.21 million). For the year ended Dec. 31, 2025, USD0.28 million (for the year ended Dec. 31, 2024: USD0.67 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C18	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Bank charges an administration fee based on the principle of full cost recovery on the contribution amount received by the Special Funds. The respective special funds bear all expenses appertaining directly to operations financed from the resources of the Special Funds.

Apart from Special Funds, other unconsolidated structured entities in which the Bank holds an interest as of the reporting date include LP funds, trusts, associates through venture capital, and other equity participation investments.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative subdivisions, or any entity under the control of the member or such subdivisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

As at Dec. 31, 2025, the Project Preparation Special Fund aggregate contributions received amounted to USD129 million (Dec. 31, 2024: USD128 million). For the year ended Dec. 31, 2025, fees recognized as income amounted to USD0.01 million (for the year ended Dec. 31, 2024: USD0.17 million).

As at Dec. 31, 2025, there was no administration fee receivable by the Bank (Dec. 31, 2024: none).

The Special Fund Window for Less Developed Members (the “Special Fund Window”)

The Special Fund Window provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window is funded by the amounts transferred by the Bank from its Project Preparation Special Fund, and voluntary contributions from the Bank’s Members.

For the year ended Dec. 31, 2025, fees recognized as income amounted to USD0.81 million (for the year ended Dec. 31, 2024: USD0.64 million).

As at Dec. 31, 2025, there was USD0.09 million administration fee receivable by the Bank (Dec. 31, 2024: USD0.61 million), and the interest rate buydown balance for eligible sovereign-backed loans from the Special Fund Window amounted to USD37.54 million (Dec. 31, 2024: USD39.09 million) (Note C14).

AIIB Project-Specific Window

On March 19, 2024, the Bank established the Project-Specific Window for the Bank to accept, manage, and disburse external grants for the co-financing of eligible projects in the Bank’s low- and middle-income members and small island members as defined in the Rules and Regulations of the AIIB Project-Specific Window.

The resource of the Project-Specific Window consists of contributions from eligible contributors to co-finance specific eligible projects approved by the contributors. Contributions received will be channeled and disbursed to the approved specific projects.

For the year ended Dec. 31, 2025, fees recognized as income amounted to USD0.16 million (for the year ended Dec. 31, 2024: none).

As at Dec. 31, 2025, there was no administration fee receivable by the Bank (Dec. 31, 2024: none).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

AIIB External Special Funds

Special Fund resources received by AIIB in its role as implementing entity of multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the Global Infrastructure Facility Technical Partner (“GIF TP”) on June 23, 2021 after executing the Financial Procedures Agreement; the MCDF Implementing Partner (“MCDF IP”) on Aug. 9, 2021 after executing the Implementing Partner Agreement; the Pandemic Prevention, Preparedness and Response Trust Fund Implementing Entity (“PPR IE”) on Feb. 10, 2023 after executing the Financial Procedures Agreement; and the Green Climate Fund Accredited Entity (“GCF AE”) on June 25, 2025 after executing the Accreditation Master Agreement. Resources from the multilateral partnership facilities are administered in separate External Special Funds.

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	Dec. 31, 2025			Dec. 31, 2024
	China related entities	Key management personnel	Other related parties	China related entities	Key management personnel	Other related parties
Loan investments	1,682,695	—	—	1,525,013	—	—
LP Fund	72,481	—	—	71,798	—	—
Equity and debt security investments in/or related to associates through venture capital	—	—	174,520	—	—	183,097
Other assets	—	—	95	—	—	611
Staff loan	—	65	—	—	13	—
Other liabilities	—	550	37,543	—	—	39,087

The income and expense items affected by transactions with related parties are as follows:

	For the year ended Dec. 31, 2025			For the year ended Dec. 31, 2024
	China related entities	Key management personnel	Other related parties	China related entities	Key management personnel	Other related parties
Income from loan investments	68,934	—	—	73,146	—	—
Net gain/(loss) on LP fund	1,350	—	—	(439)	—	—
Net gain on equity and debt security investments in/or related to associates through venture capital	—	—	11,437	—	—	19,912
Income from staff loan	—	2	—	—	2	—
Income from Special Funds (Administration Fee)	—	—	981	—	—	811

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers China as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As at Dec. 31, 2025 the Government of China (the “Government”) owned approximately 30.50% of the paid-in capital of the Bank (Dec. 31, 2024 approximately 30.69%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (state-owned entities), including but not limited to, lending, debt securities, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with China state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with China related entities are as follow：

(1)	Loan investments

The Bank has loan facilities to nonsovereign borrowers that are ultimately controlled by state-owned entities with a total outstanding balance of USD257.25 million as at Dec. 31, 2025 (Dec. 31, 2024: USD221.1 million). The Bank entered into the agreements with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank has sovereign-backed facilities to China with a total outstanding balance of USD1,425.44 million equivalent as at Dec. 31, 2025 (Dec. 31, 2024: USD1,303.91 million). The Bank’s standard interest rate for sovereign-backed loans has been applied.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at Dec. 31, 2025, the fair value of the Bank’s interest in the Fund is USD72.48 million (Dec. 31, 2024: USD71.80 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and debt security investments in/or related to associates

The fair value of the Bank’s interest in the investments in associates through venture capital is USD125.72 million. As at Dec. 31, 2025, the Bank holds USD48.80 million of infrastructure asset-backed securities issued by one associate.

(2)	Transactions with Special Funds

As at Dec. 31, 2025, other assets include a receivable from Special Fund Window for the administration fee of USD0.09 million (Dec. 31, 2024: USD0.61 million).

As at Dec. 31, 2025, the interest rate buydown balance from Special Fund Window was USD37.54 million (Dec. 31, 2024: USD39.09 million).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer, and the Chief Economist. On Jan. 1, 2025, leadership positions of the Investment Client Units were titled as Chief Investment Officers. The Chief Investment Officers are members of the Bank’s Executive Committee. On Sep. 1, 2025, the Chief Partnerships Officer was included as a member of the Bank’s Executive Committee.

For the year ended Dec. 31, 2025 and the year ended Dec. 31, 2024, other than loan granted to key management personnel as disclosed above, the Bank has no material transactions with key management personnel.

The compensation of key management personnel for the year ended Dec. 31, 2025 comprises short-term employee benefits of USD5.13 million (for the year ended Dec. 31, 2024: USD4.43 million) and defined contribution plans of USD0.91 million (for the year ended Dec. 31, 2024: USD0.88 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 110,866 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The table below illustrates the geographic distribution of the Bank’s loan and guarantee revenue by destination for the year ended Dec. 31, 2025, and Dec. 31, 2024.

Loan and guarantee revenue comprises loan interest income, loan commitment fee, guarantee fees and other service fees.

	For the year ended Dec. 31, 2025			For the year ended Dec. 31, 2024

Region	Sovereign -backed loans and guarantees	Nonsovereign -backed loans	Total	Sovereign -backed loans and guarantees	Nonsovereign -backed loans	Total

Central Asia	126,751	24,657	151,408	124,991	19,208	144,199
Eastern Asia	72,964	14,100	87,064	77,759	13,900	91,659
Southeastern Asia	319,687	29,577	349,264	321,108	26,261	347,369
Southern Asia	541,258	30,482	571,740	561,501	25,129	586,630
Western Asia	196,035	63,601	259,636	228,557	77,548	306,105
Oceania	5,450	—	5,450	7,360	—	7,360
Other Regional	—	16,573	16,573	—	16,405	16,405
Total Regional	1,262,145	178,990	1,441,135	1,321,276	178,451	1,499,727
Total Non- Regional	52,436	22,655	75,091	54,918	17,805	72,723
Total	1,314,581	201,645	1,516,226	1,376,194	196,256	1,572,450

C21	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in its equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its risk appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board approves key risk policies, the risk appetite, including the top-down risk allocation, and the reporting of the Level 1 Key Risk Indicators (“KRIs”) and Key Performance Indicators (“KPIs”).

The Risk Committee is responsible for establishing the framework, which enables the Bank to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

All projects prepared by Investment Operations staff in compliance with the Bank’s policies and procedures are reviewed via an internal investment process. This process entails a review and assessment by the relevant departments specific to their area, including but not limited to risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Bank’s Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

•	Investments

The treasury investment portfolio includes cash and deposits with banks, MMFs, bond investments, certificates of deposit, commercial papers and investment portfolios through the Bank’s External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including (but not limited to) term deposits, money market funds, and bonds.

•	Borrowings

The Bank employs a strategy of issuing securities to establish its presence in the key capital markets, which provide the Bank with cost-efficient funding levels. Swaps may be used for asset and liability management purposes to match the liabilities resulting from such issuances of notes with the profile of the Bank’s assets, such as loan investments and instruments that are part of the treasury portfolio.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge a payment obligation. Exposure to credit risk arises from the Bank’s lending and other transactions with counterparties resulting in financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, debt securities, issuing of guarantees and deposit placing activities. The counterparties could default on their contractual obligations, or the carrying value of the Bank’s investments could become impaired due to an increase in credit risk of the counterparty.

AIIB internal rating scale

The Bank for investment operation positions.1 adopts 16 internal rating grades that range from 1a (AA- or better equivalent) to 12 (CC and below), which can be mapped from Standard & Poor’s (“S&P”), Moody’s and Fitch. The Bank further classifies its internal ratings into five broader risk buckets (“Low Risk”, “Medium Risk”, “High Risk”, “Very High Risk” and “Non-performing”) for portfolio risk management purposes. The following table sets out the mapping between the Bank’s internal rating with S&P credit ratings and the associated risk classifications:

AIIB’s Internal Rating	S&P Rating	Risk Buckets	Grade
1a	AA- or better	Low Risk	Investment Grade
1b	A+
1c	A
2	A-
3	BBB+
4	BBB & BBB-
5	BB+	Medium Risk	Non-Investment Grade
6	BB
7	BB-
8	B+	High Risk
9	B
10	B-
11a	CCC+	Very High Risk
11b	CCC
11c	CCC-
12	CC and below	Non-performing

1 For Treasury Investments, AIIB adopts the counterparty credit ratings aligned with Basel principles through mapping from external ratings by S&P, Moody’s and Fitch. The associated risk classifications follow the same mapping rule with investment operation positions.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

The Bank’s internal ratings are then mapped to probabilities of default (PD). As at Dec. 31, 2025, the annualized probability of default (“PD”) applied to both sovereign-backed and nonsovereign-backed financings ranges between 0.02%-0.19% for “Low Risk” bucket, 0.33%-1.08% for “Medium Risk” bucket, 2.13%-7.09% for “High Risk” bucket and 18.24%-47.87% for “Very High Risk” bucket. Annualized PD for the internal rating of 12 is deemed as 100% (Dec. 31, 2024: 0.02%-0.20% for “Low Risk”, 0.34%-1.09% for “Medium Risk”, 2.13%-6.84% for “High Risk” and 16.76%-48.83% for “Very High Risk”, annualized PD for the internal rating of 12 deemed 100%).

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed financings

Sovereign-backed financing is (1) a loan to, or guaranteed by, a member, or (2) a guarantee issued by the Bank that (a) covers debt service defaults under a loan that are caused by a government’s failure to meet a specific obligation in relation to a project or by an obligor’s failure to make a payment under the loan and (b) is accompanied by a counter-guarantee and indemnity by the member concerned.

The Bank assigns an internal credit rating to a sovereign member based on its own fundamental sovereign credit assessment, while taking into account the analysis of the three External Credit Assessment Institutions (“ECAIs”). The final internal rating is further adjusted for the PCS, which refers to the preferential treatment Multilateral Development Banks (“MDBs”) have historically received in sovereign lending, experiencing lower default rates. The appraisal of sovereign-backed loans or guarantees considers, as appropriate, a full assessment of the project’s benefits and risks.

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

For sovereign-backed loans, when an obligor fails to make payment on any principal, interest or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that obligor. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the obligor once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days. The Bank’s remedies in respect of a guarantee may, depending on the transaction, include the right to suspend, terminate or withhold payments under the guarantee.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

•	Nonsovereign-backed financings

The Bank provides private enterprises, state-owned or state-controlled enterprises with loan or debt securities that do not have a full member guarantee.

For nonsovereign-backed financings, the Bank assigns an internal credit rating of the obligor using S&P credit rating scorecards combined with expert analysis. These scorecards incorporate the quantitative and qualitative factors associated with the obligor, covering a range of different segments of the portfolio, including project finance, corporate finance, utilities, financial institutions (banks and non-banks), local and regional governments.

In the limited cases where the Bank holds exposures through a third party or does not hold a scorecard, the Bank maps external ratings from the three ECAIs to internal rating scale. If no ECAI rating is available and the Bank has no control over third-party investment decisions, the internal rating shall be sourced from the external party’s rating system and mapped to the Bank’s internal rating scale, subject to Chief Risk Officer-approved limits. The Bank applies governance controls over the use of third-party ratings, including assessment of rating methodologies and ongoing data availability.

Other investment risks

Investment with equity participation

The Bank’s investments with equity participation which includes LP Funds, trust, venture capital associates and others are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C7 for details of those investments.

Where a fund investment comprises of debt instruments the Bank (where applicable) performs a “look-through” analysis to measure the underlying credit risks. From the Bank’s risk management perspective, the Bank treats fund investments in its banking portfolio, such as limited partnership funds and trust investments, with equity nature of participation in the same way as equity investments when they have the following features:

(1)

An investment entitles the Bank to distributions according to the pre-determined arrangements during its life and upon liquidation; such distribution arrangements are set out in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement).

(2)	The investment does not promise a particular return to holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

As at Dec. 31, 2025, such investments with equity participation amounted to USD1,435.17 million and are managed as equity-like investments for capital risk management and risk monitoring purposes (Dec. 31, 2024: USD1,255.46 million).

(ii) Credit risk in the treasury investment portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single A minus credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

As at Dec. 31, 2025, counterparties of the treasury investment portfolio have credit ratings of single A minus or higher. The credit risk of the treasury portfolio is mainly from the deposits, MMFs, bond investments, commercial papers, certificates of deposit and External Managers Program. However, given the high credit quality, no significant loss provisions are made for the treasury investment portfolio for the year ended Dec. 31, 2025.

The Bank has counterparty credit risk through the transaction of derivatives to hedge the interest rate and currency risks from its funding, investment, and lending activities. The exposure present from these derivatives is managed through the Bank holding a Credit Support Annex with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis

Except for loan investments, debt securities and issued guarantee commitments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the gross carrying amount and undrawn commitments for sovereign-backed loans and guarantees, nonsovereign-backed loans exclusive of any received sovereign guarantees, and debt securities at amortized cost under investment operations and treasury investments with their respective ECL allowance balance as at Dec. 31, 2025.

	Dec. 31, 2025			Dec. 31, 2024
	Gross Carrying amount	Undrawn Commitments	ECL	Gross Carrying amount	Undrawn Commitments	ECL
Investment operations
Sovereign-backed loans and guarantees	26,661,205	17,405,446	(31,964)	24,433,825	13,212,112	(64,178)
Nonsovereign-backed loans	3,087,155	1,190,145	(91,530)	2,401,517	1,137,060	(135,634)
Debt securities	813,989	75,221	(8,096)	722,185	—	(16,172)
Subtotal	30,562,349	18,670,812	(131,590)	27,557,527	14,349,172	(215,984)
Treasury investments
Debt securities	10,492,096	—	(1,157)	11,045,284	—	(2,808)
Total	41,054,445	18,670,812	(132,747)	38,602,811	14,349,172	(218,792)

The maximum credit risk exposure of the issued financial guarantees as at Dec. 31, 2025 is USD1,254.74 million (Dec. 31, 2024: USD1,343.73 million), with an associated ECL allowance of USD0.74 million (Dec 31, 2024: USD1.10 million). The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments, debt securities at amortized cost and commitments, and debt securities at fair value through profit or loss segmented by buckets of the Bank’s internal credit rating system.

Loans and guarantees

	Dec. 31, 2025			Dec. 31, 2024
Risk buckets	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees
Low Risk	24,414,946	—	24,414,946	21,809,255	—	21,809,255
Medium Risk	13,274,663	—	13,274,663	10,739,863	—	10,739,863
High Risk	5,845,378	344,098	6,189,476	4,137,214	406,583	4,543,797
Very High Risk	152,034	35,532	187,566	82,745	470,277	553,022
Non-performing	—	—	—	—	—	—
Subtotal	43,687,021	379,630	44,066,651	36,769,077	876,860	37,645,937

Nonsovereign-backed loans
Low Risk	658,080	26,222	684,302	755,068	—	755,068
Medium Risk	2,020,719	175,829	2,196,548	1,288,134	—	1,288,134
High Risk	765,338	504,695	1,270,033	991,777	355,123	1,346,900
Very High Risk	—	126,417	126,417	—	148,474	148,474
Non-performing	—	—	—	—	—	—
Subtotal	3,444,137	833,163	4,277,300	3,034,979	503,597	3,538,576
Total	47,131,158	1,212,793	48,343,951	39,804,056	1,380,457	41,184,513

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities at amortized cost

	Dec. 31, 2025				Dec. 31, 2024
Risk buckets	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

Investment operations
Low Risk	438,430	—	—	438,430	402,713	—	—	402,713
Medium Risk	378,987	—	—	378,987	289,365	—	—	289,365
High Risk	66,724	—	—	66,724	15,119	—	—	15,119
Very High Risk	—	—	—	—	—	—	—	—
Non-performing	—	—	5,069	5,069	—	—	14,988	14,988
Subtotal	884,141	—	5,069	889,210	707,197	—	14,988	722,185

Treasury investments
Low Risk	10,492,096	—	—	10,492,096	11,045,284	—	—	11,045,284
Medium Risk	—	—	—	—	—	—	—	—
High Risk	—	—	—	—	—	—	—	—
Very High Risk	—	—	—	—	—	—	—	—
Non-performing	—	—	—	—	—	—	—	—
Subtotal	10,492,096	—	—	10,492,096	11,045,284	—	—	11,045,284

Debt securities at fair value through profit or loss

Risk buckets	Dec. 31, 2025	Dec. 31, 2024

Investment operations
Low Risk	552,261	399,395
Medium Risk	204,151	201,865
High Risk	81,111	75,544
Very High Risk	—	—
Non-performing	—	—
Subtotal	837,523	676,804

Treasury investments
Low Risk	12,827,965	12,606,677
Medium Risk	—	—
High Risk	—	—
Very High Risk	—	—
Non-performing	—	—
Subtotal	12,827,965	12,606,677
Total	13,665,488	13,283,481

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

As at Dec. 31, 2025, none of debt securities measured at fair value in the investment operations portfolio were assessed as credit impaired or known as non-performing assets (Dec 31, 2024: none). Since the carrying value of the investments has been marked to market value, there is no impairment provision required for these debt securities.

(i) Concentration of credit risk in investment operations portfolio

The geographical distribution by the destination of the Bank’s loan investments (gross carrying amount of loans and exposure of undrawn loan commitments), issued guarantee commitments and associated ECL is as follows:

	Dec. 31, 2025			Dec. 31, 2024
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans and guarantees(1)
Central Asia	4,471,062	—	4,471,062	3,670,967	50,099	3,721,066
Eastern Asia	3,252,562	—	3,252,562	2,929,068	—	2,929,068
Southeastern Asia	10,356,967	35,532	10,392,499	8,853,967	69,720	8,923,687
Southern Asia	16,189,840	344,098	16,533,938	14,159,500	757,041	14,916,541
Western Asia	6,322,085	—	6,322,085	4,796,682	—	4,796,682
Oceania	85,388	—	85,388	110,445	—	110,445
Total Regional	40,677,904	379,630	41,057,534	34,520,629	876,860	35,397,489
Total Non-Regional	3,009,117	—	3,009,117	2,248,448	—	2,248,448
Subtotal	43,687,021	379,630	44,066,651	36,769,077	876,860	37,645,937

	Dec. 31, 2025			Dec. 31, 2024
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	1,606	—	1,606	1,459	2,395	3,854
Eastern Asia	363	—	363	393	—	393
Southeastern Asia	1,598	3,399	4,997	1,495	7,195	8,690
Southern Asia	14,002	5,459	19,461	18,405	26,270	44,675
Western Asia	2,899	—	2,899	3,614	—	3,614
Oceania	319	—	319	540	—	540
Total Regional	20,787	8,858	29,645	25,906	35,860	61,766
Total Non-Regional	2,319	—	2,319	2,412	—	2,412
Subtotal	23,106	8,858	31,964	28,318	35,860	64,178

(1)	The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	Dec. 31, 2025			Dec. 31, 2024

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Nonsovereign-backed loans
Central Asia	575,677	264,962	840,639	433,911	93,812	527,723
Eastern Asia	467,056	—	467,056	475,002	—	475,002
Southeastern Asia	550,351	26,221	576,572	479,076	—	479,076
Southern Asia	609,210	152,708	761,918	393,713	40,746	434,459
Western Asia	943,765	194,582	1,138,347	1,009,900	43,969	1,053,869
Other Regional	—	—	—	—	220,564	220,564
Total Regional	3,146,059	638,473	3,784,532	2,791,602	399,091	3,190,693
Total Non- Regional	298,078	194,690	492,768	243,377	104,506	347,883
Subtotal	3,444,137	833,163	4,277,300	3,034,979	503,597	3,538,576
Total	47,131,158	1,212,793	48,343,951	39,804,056	1,380,457	41,184,513

	Dec. 31, 2025			Dec. 31, 2024

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	1,572	17,209	18,781	471	13,013	13,484
Eastern Asia	886	—	886	1,293	—	1,293
Southeastern Asia	2,840	208	3,048	2,548	—	2,548
Southern Asia	684	16,691	17,375	2,166	4,501	6,667
Western Asia	4,066	16,587	20,653	6,583	4,119	10,702
Other Regional	—	—	—	—	86,141	86,141
Total Regional	10,048	50,695	60,743	13,061	107,774	120,835
Total Non- Regional	617	30,170	30,787	3,302	11,497	14,799
Subtotal	10,665	80,865	91,530	16,363	119,271	135,634
Total	33,771	89,723	123,494	44,681	155,131	199,812

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

The sector distribution of the proceeds of the Bank’s projects for loan investments (gross carrying amount of loans and exposure of undrawn loan commitments), issued guarantee commitments and associated ECL is as follows:

	Dec. 31, 2025			Dec. 31, 2024

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans and guarantees
CRF(1)-Economic Resilience/PBF(2)	11,215,565	—	11,215,565	11,488,734	—	11,488,734
CRF-Finance/Liquidity	457,873	—	457,873	634,914	170,213	805,127
CRF-Public Health	3,266,821	—	3,266,821	3,217,801	—	3,217,801
Education Infrastructure	249,891	—	249,891	249,841	—	249,841
Energy	5,917,897	286,544	6,204,441	4,593,591	293,322	4,886,913
Transport	10,661,785	93,086	10,754,871	7,552,870	213,023	7,765,893
Urban	2,227,739	—	2,227,739	1,602,243	200,302	1,802,545
Water	4,213,762	—	4,213,762	3,823,313	—	3,823,313
Health Infrastructure	1,361,782	—	1,361,782	1,007,497	—	1,007,497
Multi-sector	2,914,769	—	2,914,769	2,098,414	—	2,098,414
Others	1,199,137	—	1,199,137	499,859	—	499,859
Subtotal	43,687,021	379,630	44,066,651	36,769,077	876,860	37,645,937

	Dec. 31, 2025			Dec. 31, 2024

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
CRF-Economic Resilience/PBF	10,391	—	10,391	14,111	—	14,111
CRF-Finance/Liquidity	1,098	—	1,098	1,831	3,158	4,989
CRF-Public Health	997	—	997	1,206	—	1,206
Education Infrastructure	30	—	30	13	—	13
Energy	2,403	4,627	7,030	2,883	7,886	10,769
Transport	1,935	4,231	6,166	955	13,076	14,031
Urban	1,417	—	1,417	813	11,740	12,553
Water	1,283	—	1,283	1,674	—	1,674
Health Infrastructure	15	—	15	16	—	16
Multi-sector	1,475	—	1,475	2,358	—	2,358
Others	2,062	—	2,062	2,458	—	2,458
Subtotal	23,106	8,858	31,964	28,318	35,860	64,178

(1)	Crisis Recovery Facility (CRF) supported AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.
(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	Dec. 31, 2025			Dec. 31, 2024
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Nonsovereign-backed loans
CRF-Finance/Liquidity	213,412	—	213,412	355,018	220,564	575,582
CRF-Public Health	38,284	—	38,284	99,502	—	99,502
Digital Infrastructure and Technology	224,029	—	224,029	140,755	—	140,755
Energy	1,232,418	544,088	1,776,506	1,041,654	283,033	1,324,687
Multi-sector	716,970	—	716,970	347,662	—	347,662
Transport	441,216	289,075	730,291	583,374	—	583,374
Urban	374,009	—	374,009	278,666	—	278,666
Education Infrastructure	82,109	—	82,109	78,769	—	78,769
Health Infrastructure	121,690	—	121,690	109,579	—	109,579
Subtotal	3,444,137	833,163	4,277,300	3,034,979	503,597	3,538,576
Total	47,131,158	1,212,793	48,343,951	39,804,056	1,380,457	41,184,513

	Dec. 31, 2025			Dec. 31, 2024
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
CRF-Finance/Liquidity	597	—	597	1,842	86,141	87,983
CRF-Public Health	87	—	87	361	—	361
Digital Infrastructure and Technology	813	—	813	330	—	330
Energy	3,128	46,455	49,583	4,661	33,130	37,791
Multi-sector	1,431	—	1,431	1,989	—	1,989
Transport	2,849	34,410	37,259	5,760	—	5,760
Urban	973	—	973	1,381	—	1,381
Education Infrastructure	292	—	292	7	—	7
Health Infrastructure	495	—	495	32	—	32
Subtotal	10,665	80,865	91,530	16,363	119,271	135,634
Total	33,771	89,723	123,494	44,681	155,131	199,812

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(ii) Credit enhancement

As at Dec. 31, 2025, the Bank’s maximum exposure to credit risk from financial instruments other than loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented in the Statement of Financial Position. The maximum exposure to credit risk from the undrawn loan commitments as at Dec. 31, 2025 is USD17,340.85 million (Dec. 31, 2024: USD13,005.44 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Dec. 31, 2025	Dec. 31, 2024

Guaranteed by sovereign members	3,530,462	3,139,428
Guaranteed by nonsovereign entities	1,820,126	1,216,596
Unguaranteed (1)	41,738,622	35,484,760
Total	47,089,210	39,840,784

(1)

The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to members that are not guaranteed in any respect. For loans in which guarantees cover only a portion of the amount, the entire exposure is classified under the guaranteed categories.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Dec. 31, 2025, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments, as well as risk transfer agreement signed with insurers. There was no other credit enhancement held as at Dec. 31, 2025 and Dec. 31, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(iii) Movement analysis

Set out below are movement analyses of the gross carrying amount of loans, exposures of undrawn loan commitments, issued guarantee commitments, and debt securities with the related changes in ECL allowances.

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total

Gross carrying amount of loans and exposure of undrawn loan/issued guarantee commitments as at Jan. 1, 2025	36,769,077	876,860	37,645,937
New loans, commitments and guarantees originated	7,576,729	—	7,576,729
Repayments	(1,487,925)	(57,232)	(1,545,157)
Movement in net transaction costs, fees, and related income through EIR method	(135,690)	164	(135,526)
Cancelled commitment	(552,467)	(3,066)	(555,533)
Foreign exchange movements	1,080,201	—	1,080,201
Transfer to stage 1	437,096	(437,096)	—
Transfer to stage 2	—	—	—
As at Dec. 31, 2025	43,687,021	379,630	44,066,651

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2025	28,318	35,860	64,178
Additions	1,632	—	1,632
Change in risk parameters (1)	(7,651)	(4,188)	(11,839)
Change from lifetime (stage 2) to 12- month (stage 1) ECL	1,219	(22,506)	(21,287)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—
Reversal of ECL allowance	(412)	(308)	(720)
As at Dec. 31, 2025	23,106	8,858	31,964

(1)	The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of undrawn loan commitments as at Jan. 1, 2025	3,034,979	503,597	3,538,576
New loans and commitments originated	1,485,961	—	1,485,961
Repayments	(559,023)	(333,590)	(892,613)
Movement in net transaction costs, fees, and related income through EIR method	(4,971)	(4,015)	(8,986)
Derecognition	—	—	—
Cancelled commitment	(54,423)	—	(54,423)
Foreign exchange movements	118,318	90,467	208,785
Transfer to stage 1	—	—	—
Transfer to stage 2	(576,704)	576,704	—
Transfer to stage 3	—	—	—
As at Dec. 31, 2025	3,444,137	833,163	4,277,300

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2025	16,363	119,271	135,634
Additions	21,731	—	21,731
Change in risk parameters (1)	(4,685)	(3,807)	(8,492)
Change from lifetime (stage 2) to 12- month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(22,165)	51,542	29,377
Reversal of ECL allowance	(579)	(86,141)	(86,720)
As at Dec. 31, 2025	10,665	80,865	91,530
Total gross carrying amount of loans and exposure of undrawn loan commitments as at Dec. 31, 2025	47,131,158	1,212,793	48,343,951
Total ECL allowance as at Dec. 31, 2025	33,771	89,723	123,494

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates and PMA. For details please refer to Section D3 ECL measurement.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of undrawn loan/issued guarantee commitments as at Jan. 1, 2024	31,047,342	1,530,986	32,578,328
New loans, commitments and guarantees originated	6,721,414	—	6,721,414
Repayments	(1,190,845)	(49,913)	(1,240,758)
Movement in net transaction costs, fees, and related income through EIR method	(32,970)	135	(32,835)
Cancelled commitment	(41,002)	—	(41,002)
Foreign exchange movements	(339,210)	—	(339,210)
Transfer to stage 1	604,348	(604,348)	—
Transfer to stage 2	—	—	—
As at Dec. 31, 2024	36,769,077	876,860	37,645,937

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2024	32,804	153,923	186,727
Additions	3,718	—	3,718
Change in risk parameters (1)	(8,755)	(103,957)	(112,712)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	558	(14,106)	(13,548)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—
Reversal of ECL allowance	(7)	—	(7)
As at Dec. 31, 2024	28,318	35,860	64,178

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates. For details, please refer to section D3 ECL measurement in the Bank’s annual financial statements for the year ended Dec. 31, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of undrawn loan commitments as at Jan. 1, 2024	2,258,213	496,516	67,255	2,821,984
New loans and commitments originated	1,156,213	—	—	1,156,213
Repayments	(123,757)	(30,554)	—	(154,311)
Movement in net transaction costs, fees, and related income through EIR method	316	436	(170)	582
Derecognition	—	—	(67,085)	(67,085)
Cancelled commitment	(65,681)	(45,364)	—	(111,045)
Foreign exchange movements	(55,766)	(51,996)	—	(107,762)
Transfer to stage 1	—	—	—	—
Transfer to stage 2	(134,559)	134,559	—	—
As at Dec. 31, 2024	3,034,979	503,597	—	3,538,576

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	7,429	25,180	62,751	95,360
Additions	1,683	—	—	1,683
Change in risk parameters (1)	8,179	77,055	—	85,234
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(758)	17,514	—	16,756
Reversal of ECL allowance	(170)	(478)	(62,751)	(63,399)
As at Dec. 31, 2024	16,363	119,271	—	135,634
Total gross carrying amount of loans and exposure of undrawn loan commitments as at Dec. 31, 2024	39,804,056	1,380,457	—	41,184,513
Total ECL allowance as at Dec. 31, 2024	44,681	155,131	—	199,812

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates and PMA. For details, please refer to section D3 ECL measurement in the Bank’s annual financial statements for the year ended Dec. 31, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities in investment operations portfolio

	Stage 1	Stage 2	Stage 3(1)	Total
Debt securities as at Jan. 1, 2025	707,197	—	14,988	722,185
New debt securities	321,955	—	252	322,207
Accrual and amortization	1,792	—	238	2,030
Foreign exchange movements	(9,552)	—	—	(9,552)
Transfer to stage 1	—	—	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	—	—	—	—
Derecognition	(137,251)	—	(10,409)	(147,660)
As at Dec. 31, 2025	884,141	—	5,069	889,210

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2025	2,162	—	14,010	16,172
Additions	1,186	—	128	1,314
Change in risk parameters	(113)	—	20	(93)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 2) to lifetime (stage 3) ECL	—	—	—	—
Reversal of ECL allowance	(184)	—	(9,113)	(9,297)
As at Dec. 31, 2025	3,051	—	5,045	8,096

(1)

The Bank held one debt security from one issuer that were assessed as “credit impaired” and downgraded to Stage 3. As at Dec. 31, 2025, USD5.05 million of ECL allowance has been provided for the debt security.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities in treasury investment portfolio

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2025	11,045,284	—	—	11,045,284
New debt securities	2,214,427	—	—	2,214,427
Accrual and amortization	42,420	—	—	42,420
Foreign exchange movements	—	—	—	—
Transfer to stage 1	—	—	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	—	—	—	—
Derecognition	(2,810,035)	—	—	(2,810,035)
As at Dec. 31, 2025	10,492,096	—	—	10,492,096

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2025	2,808	—	—	2,808
Additions	225	—	—	225
Change in risk parameters	(1,354)	—	—	(1,354)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 2) to lifetime (stage 3) ECL	—	—	—	—
Reversal of ECL allowance	(522)	—	—	(522)
As at Dec. 31, 2025	1,157	—	—	1,157

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities in investment operations portfolio

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2024	697,093	—	14,490	711,583
New debt securities	119,859	—	—	119,859
Accrual and amortization	5,544	—	498	6,042
Foreign exchange movements	(2,307)	—	—	(2,307)
Transfer to stage 1	—	—	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	—	—	—	—
Derecognition	(112,992)	—	—	(112,992)
As at Dec. 31, 2024	707,197	—	14,988	722,185

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	711	—	13,759	14,470
Additions	716	—	—	716
Change in risk parameters	775	—	251	1,026
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 3) ECL	—	—	—	—
Reversal of ECL allowance	(40)	—	—	(40)
As at Dec. 31, 2024	2,162	—	14,010	16,172

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities in treasury investment portfolio

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2024	7,569,765	—	—	7,569,765
New debt securities	6,601,469	—	—	6,601,469
Accrual and amortization	60,382	—	—	60,382
Foreign exchange movements	—	—	—	—
Transfer to stage 1	—	—	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	—	—	—	—
Derecognition	(3,186,332)	—	—	(3,186,332)
As at Dec. 31, 2024	11,045,284	—	—	11,045,284

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	513	—	—	513
Additions	1,103	—	—	1,103
Change in risk parameters	1,320	—	—	1,320
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 3) ECL	—	—	—	—
Reversal of ECL allowance	(128)	—	—	(128)
As at Dec. 31, 2024	2,808	—	—	2,808

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(iv)	Non-performing assets (NPA)

A financial asset is classified as non-performing when the obligor is assessed to be in “imminent default” or has already “defaulted” and is therefore rated at internal rating grade 12 (equivalent to CC or below). The Bank defines “imminent default” as a situation where there is clear evidence that the obligor is unlikely to meet its credit obligations in full and on time, without the Bank having to take actions such as enforcing collateral. The Bank considers “default” occurs when an obligor meets one or more of the following conditions:

•	Failure to make a payment—180 days past due for sovereign-backed financing and 90 days past due for nonsovereign-backed financing.

•	Breach of specific covenants that result in an event of default.

•	Default under a guarantee or other support agreements.

•	Failure to pay a final judgment or court order.

•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

The above definition of NPA is aligned with the Bank’s internal risk management policy and industry practice, and consistent with the Bank’s criteria of classifying a financial asset as “credit-impaired asset” for accounting purpose under IFRS 9 (refer to Note D3 ECL measurement (iii)).

As at Dec. 31, 2025, the Bank has zero sovereign NPA and USD5 million (Dec. 31, 2024: USD16 million) nonsovereign NPA for in outstanding notional amount. This represents NPA ratio of 0.1% (Dec. 31, 2024: 0.4%) for nonsovereign portfolio and 0.02% (Dec. 31, 2024: 0.05%) for the entire investment operation portfolio.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement

The Bank adopts a “three-stage” model for ECL measurement for applicable financial instruments. A “three-stage” model for impairment is based on changes in credit quality since initial recognition:

•	If a financial instrument that has not experienced a significant increase in credit risk (“SICR”) in its credit quality since origination, it is classified as “Stage 1” with 12-month ECL recognized.
•	If a financial instrument has experienced a SICR since origination, it is moved to “Stage 2” with lifetime ECL recognized but is not yet deemed to be credit impaired.
•	If a financial instrument is deemed as credit impaired, the financial instrument is moved to “Stage 3” with the impairment recognized.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments, debt securities and guarantees.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and debt securities held at amortized cost and guarantees. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in debt securities are treated in the same manner since each individually acquired debt security has different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) SICR

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

-	Internal rating 8 (mapped to S&P rating B+) and above, rating downgrade by 3 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

-	Internal rating 9 (mapped to S&P rating B) and below, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

All financial instruments are assigned with an initial rating since origination based on the Bank’s internal rating scale, which are updated periodically to determine if there has been a SICR at each reporting date (refer to Note D3 credit risk management for the Bank’s internal rating processes based on the types of financings).

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative criteria contribute to a determination whether a financial asset should migrate to Stage 2:

-	Adverse changes in business, financial or economic conditions;
-	Expected breach of contract that may lead to covenant waivers or amendments;
-	Transfer to watch list/enhanced monitoring; and
-	Changes in payment behavior.

•	Backstop

-	Contractual payments with more than 30 days past due.

•	Post Model Adjustment

Post Model Adjustment (“PMA”), i.e., overlay, is applied where the ECL model is unable to adequately reflect all pertinent information relevant to measuring the ECL of a financial instrument through the model parameters and assumptions. Any PMA is assessed on a case-by-case basis and grounded in a robust rationale, which will be reviewed and approved by the Risk Committee. In the case of persistent PMA over a significant portion of the Bank’s portfolio, the ECL methodology and model shall be recalibrated to incorporate any additional factors.

(ii)	Measurement of the 12-month and lifetime ECL

ECL is calculated by the following general formula:

1)

Point-in-time Probability of Default (“PIT PD”) reflects the default rates arising from the economic and credit cycle. The Bank utilizes Moody’s Analytics Expected Default Frequency (“EDF”) model to produce unconditional PIT PD term structures for each financial instrument, which are country- and industry-specific. In addition, the Bank applies three forward-looking macroeconomic scenarios (baseline, upside, downside) to convert unconditional PIT PD to conditional PIT PD over the first three-year time horizon with mean reversion from the fourth year and onwards.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

2)

The Bank’s Loss Given Default (“LGD”) framework ranges from 5% to 40% in the case of sovereign-backed loans and guarantees and from 25% to 85% (as assigned on a case-by-case basis) for nonsovereign-backed loans and debt securities, based on a methodology anchored on peer analysis and benchmark studies from commercial lenders and rating agencies.

3)

Exposure at Default (“EAD”) is defined as gross carrying amount at each point in time over the life of the financial instrument, taking into account actual and future expected contractual principal and interest cashflows.

4)	The three macroeconomic scenarios (baseline, upside, downside) are assigned with the weights ( ) of 40%, 30% and 30%, respectively.

5)	Discount factor (“DF”) is calculated by effective interest rate of each financial instrument.

6)	With the above general formula and parameters, 12-month ECL is calculated based on one-year time horizon and lifetime ECL based on the contractual remaining life of the financial instrument.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(iii)	Credit-impaired assets

The Bank considers a financial instrument measured at amortized cost to become credit-impaired and thus transfers it to Stage 3, when one or more of the following qualitative or backstop criteria are met. Accordingly, moving to Stage 3 as credit-impaired asset corresponds to NPA classification (refer to Note D3 credit quality analysis (iii)).

•	Qualitative criteria

-	significant financial difficulty of the obligor;
-	a breach of contract such as a default or past due event;
-	the lender(s) of the obligor, for economic or contractual reasons relating to the obligor’s financial difficulty, of a concession(s) that the lender(s) would not otherwise consider; or
-	probable entry by the obligor in bankruptcy or other financial reorganization; or
-	the purchase or origination of a financial asset at a deep discount that reflects the incurred credit losses.

•	Backstop

Since it may not be possible to identify a single discrete event, the combined effect of several events may have caused financial assets to become credit-impaired. Therefore, the Bank applies the following backstop criteria to determine whether a financial instrument is considered credit-impaired: 180 days past due for sovereign-backed financing and 90 days past due for nonsovereign-backed financing.

The estimated impairment loss for credit-impaired assets is the difference between the impaired asset’s gross carrying amount and, if available, market quotes or the present value of estimated future cash flows discounted at a rate linked to the asset’s original effective interest rate. In cases without market reference, cash flows are estimated for a set of likely scenarios with corresponding weights that consider information that is available to the Bank without undue cost or effort.

In the case of paid-in capital receivables, consideration of whether default status is applicable is evaluated by reviewing the cause of non-payment as well as whether the member has any sovereign-backed financing classified as Stage 2 and Stage 3.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(iv)	Forward-looking information incorporated in ECL

The Bank incorporates forward-looking information to ECL calculation by developing three macroeconomic scenarios (baseline, upside, and downside) at country level over the next three years (deemed to be a reasonable and supportable forecast period). The baseline scenario represents the most likely economic pathway (40% weight) based on available forecasts of the selected macroeconomic variables (such as GDP growth, unemployment rate and oil price). The upside/downside scenarios represent less likely economic pathways (30% weight) and are calibrated as “numbers of standard deviation” away from the baseline scenario. In addition, climate risk is quantified within the downside scenario for countries particularly vulnerable to climate change.

(v)	Sensitivity analysis

The output of the Bank’s ECL model is most sensitive to credit rating deterioration, in particular for obligors in the Medium and High Risk buckets and with a relatively large exposure. The Bank assesses obligors in the portfolio with negative rating outlook and performs stressed ECL calculations assuming should they be downgraded by additional one notch. The aggregate impact of the two most severe downgrades would result in an ECL increase of USD7.2 million (2024: USD12.2 million), resulting in total ECL of USD139.9 million (2024: USD230.9 million).

Another sensitivity test is to consider a skewed probability of the downside scenarios (40% probability for downside scenario, with baseline and upside scenarios each at 30% probability). In this case, ECL would increase by USD2.3 million (2024: USD2.4 million), resulting in total ECL of USD135.0 million (2024: USD221.2 million).

The first sensitivity captures the idiosyncratic risk of the two obligors with the largest impact, while the second represents an increase in overall portfolio risk as a result of a more challenging macroeconomic environment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

Additional sensitivity tests on the key ECL assumptions for loan investments, debt securities and issued guarantee commitments (excluding Stage 3) have the following results:

	Recalculated ECL	Change in ECL
Portfolio ECL (Stage 1 and Stage 2)	127,702	—
Staging
All loans/bonds at Stage 1	50,960	(76,742)
All loans/bonds at Stage 2	358,972	231,270
Scenarios
Narrowing upside and downside scenarios by 0.5 standard deviation	127,231	(471)
Widening upside and downside scenarios by 0.5 standard deviation	130,115	2,413
LGD
Increase LGD by 10%	175,450	47,748

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(vi)	Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

(vii)	Other risks

There are other risks affecting the Bank’s operations and can have credit, market, liquidity and operational risk implication. These risks are climate and geopolitical risks.

Climate risk is evaluated with consideration of both physical and transition risks. Physical risk is the risk that asset values may decline or operations may be disrupted as a result of physical impact from changes in the climate, while transition risk is the risk that asset values may decline because of changes in climate policies or changes in the underlying economy due to decarbonization.

The Bank incorporates Environment, Social and Governance (“ESG”) factors into its internal assessment of the creditworthiness of the obligor; and further, the macroeconomic scenarios for ECL assessment explicitly capture additional downside shocks for countries that exhibit vulnerabilities to climate change.

AIIB has taken steps to measure climate risks within its inaugural 2024 AIIB Sustainability Report,2 which was released in August 2025. It is part of the Bank’s commitment to annual sustainability-related financial reporting on its operations, and provides the impact of climate-related risks on the Bank’s financial performance.

Geopolitical risk is closely monitored and assessed through the Bank’s risk management processes such as rating reviews of the related credit exposures and Economic Capital allocation to market risk arising from volatilities induced by geopolitical events. In 2022, the war in Ukraine led to concerns that economic spillover from commodity price shocks, financial market volatility and other factors may adversely impact the Bank’s operations. As at Dec. 31, 2025, the Bank has no exposures to Ukraine, Belarus or Russia.

The Bank considers the above risks in the annual stress test review to assess the Bank’s capital adequacy and formulate the Bank’s Risk Appetite Statement, consistent with its target to maintain its AAA credit rating. The stress scenarios include global stagflation, geopolitical risk and climate change, which are analyzed to determine their impact on portfolio credit quality.

[2]	2024 AIIB Sustainability Report

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Change of accounting estimates in LGD methodology

As part of its credit risk monitoring and model governance processes, the Bank periodically evaluates the performance of the ECL model and reviews the appropriateness of critical modelling methodology and risk parameter inputs.

In the third quarter, the Bank conducted a comprehensive review on Loss Given Defaults (“LGD”) methodology for nonsovereign investments applied to ECL calculation. The Bank currently adopts a nonsovereign LGD framework across a range of asset classes, including project finance, corporates, and financial institutions. Following a comprehensive review in 2025, the Bank recalibrated the nonsovereign LGD to ensure alignment with external standards by drawing on accumulated experience, rating agency data, and benchmarking against MDB practices. The ECL impact attributed to this methodological modification was about a decrease of USD8 million as of Sep. 30, 2025.

Change of accounting estimates for Post Model Adjustment (PMA)

In assessing the appropriateness of the Bank’s provisions for ECL, the Bank considers all available information within its credit rating, LGD assessment and “forward-looking” variables for each investment when calculating ECL under the Bank’s model. Where necessary, the Bank includes PMA to reflect information beyond forecastable variables, including geopolitical and economic factors, which are assessed at individual project level. As at Dec. 31, 2025, the PMAs resulted in an increase of provision amounting to USD10.7 million (Dec. 31, 2024: USD81.0 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-USD currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

The objectives of AIIB’s asset liability management (ALM) approach are to:

(a) provide for the Bank’s liquidity needs at all times, while maintaining the necessary resources to satisfy the requirements of credit rating agencies; and

(b) limit potential market risk losses by keeping the Bank’s exposures under various allocated market risk limits, while prudently managing interest income to ensure income stability.

Currency risk

AIIB’s functional currency is the US Dollar (USD). The Bank offers loans, invests and borrows in certain non-USD currencies (with the most significant individual currencies being EUR, GBP, CNY)

•

The Bank may offer loans and other development-related assets denominated in currencies other than USD whenever it has the means to adequately operate in those currencies and manage risks unique to the relevant products.

•

To minimize currency risk, the Bank shall match its assets in any one currency with borrowing obligations in the same currency (after use of derivatives). In cases where non-USD funding through bond issuances or swaps may not be feasible, the assets could also be funded by equity and remain unhedged, within established limits to control such unhedged exposures.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk (Continued)

The Bank has largely hedged its net open asset/liability position in all currencies to which it has significant exposure. Specifically, in the significant currencies to which it has exposure (including EUR, GBP and CNY), the Bank has entered into foreign currency derivatives with notionals corresponding to the net open asset/liability position. A currency table for the main financial assets and financial liabilities is set out below:

As at Dec. 31, 2025	EUR	GBP	CNY	Other non- USD currencies	Subtotal of non-USD currencies	USD	Total
	In thousands of USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents1)	16,737	38	4,162	176,296	197,233	3,097,776	3,295,009
Term deposits1)	—	—	—	506,341	506,341	2,632,020	3,138,361
Investments at fair value through profit or loss2) 3)	703,793	203,253	224,291	1,335,003	2,466,340	11,199,148	13,665,488
Loan investments, at amortized cost1)	5,584,724	—	1,008,774	879,475	7,472,973	22,275,387	29,748,360
Debt securities, at amortized cost1)	—	—	—	234,597	234,597	11,071,488	11,306,085
Paid-in capital receivables	—	—	—	—	—	219,625	219,625
Derivative assets2)	17,496	—	25,798	—	43,294	1,269,380	1,312,674
Other assets	—	—	3,003	185	3,188	652,494	655,682
Gross financial assets	6,322,750	203,291	1,266,028	3,131,897	10,923,966	52,417,318	63,341,284
Borrowings 1) 2)	(4,389,314)	(3,752,804)	(3,027,208)	(4,720,711)	(15,890,037)	(23,179,404)	(39,069,441)
Derivative liabilities 2)	—	—	(1,496)	—	(1,496)	(840,426)	(841,922)
Other liabilities	(181)	(60)	(1,303)	(82)	(1,626)	(1,168,589)	(1,170,215)
Gross financial liabilities	(4,389,495)	(3,752,864)	(3,030,007)	(4,720,793)	(15,893,159)	(25,188,419)	(41,081,578)
Net open asset /(liability) position excluding investment in equity participation 3)	1,933,255	(3,549,573)	(1,763,979)	(1,588,896)	(4,969,193)	27,228,899	22,259,706
Currency derivative (notional amount)	(2,284,441)	3,491,901	1,698,355	1,386,670	4,292,485	(4,349,025)	(56,540)

1)

The net foreign exchange gain or loss reflects the change in value, due to movements in currency exchange rates over the reporting period, only of those financial instruments which are measured at amortized cost. The amounts displayed in the currency table for loan investments and debt securities represent the gross carrying amounts. As at Dec. 31, 2025, non-USD loans with gross carrying amount of USD equivalent USD6,884.34 million are hedged by swaps with notional amount of USD7,700.48 million.

2)

For those financial instruments measured at fair value through profit or loss, the change in value due to movements in currency exchange rates is reported as part of their overall change in fair value under the heading “net gain on financial instruments measured at fair value and foreign exchange” (Note C3).

3)	The net open asset (liability) position excludes investments with equity participation.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk (Continued)

As at Dec. 31, 2024	EUR	GBP	CNY	Other non- USD currencies	Subtotal of non-USD currencies	USD	Total
	In thousands of USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents1)	1,723	36	4,129	765	6,653	1,915,886	1,922,539
Term deposits1)	—	—	—	—	—	462,012	462,012
Investments at fair value through profit or loss2) 3)	589,744	332,797	674,056	1,557,655	3,154,252	10,129,229	13,283,481
Loan investments, at amortized cost1)	4,413,888	—	646,404	1,098,489	6,158,781	20,676,561	26,835,342
Debt securities, at amortized cost1)	—	—	—	87,980	87,980	11,679,489	11,767,469
Paid-in capital receivables	—	—	—	—	—	234,336	234,336
Derivative assets2)	5,014	—	35,305	—	40,319	791,742	832,061
Other assets	—	—	2,828	124	2,952	725,679	728,631
Gross financial assets	5,010,369	332,833	1,362,722	2,745,013	9,450,937	46,614,934	56,065,871
Borrowings1) 2)	(2,875,429)	(4,081,553)	(2,696,075)	(3,631,458)	(13,284,515)	(19,669,284)	(32,953,799)
Derivative liabilities2)	—	—	(1,152)	—	(1,152)	(1,174,433)	(1,175,585)
Other liabilities	(1,629)	(213)	(1,331)	(544)	(3,717)	(525,137)	(528,854)
Gross financial liabilities	(2,877,058)	(4,081,766)	(2,698,558)	(3,632,002)	(13,289,384)	(21,368,854)	(34,658,238)
Net open asset /(liability) position excluding investment in equity participation3)	2,133,311	(3,748,933)	(1,335,836)	(886,989)	(3,838,447)	25,246,080	21,407,633
Currency derivative (notional amount)	(2,332,955)	3,814,100	1,415,472	899,561	3,796,178	(3,903,121)	(106,943)

The Bank is subject to foreign exchange risks as it invests in equity participations with foreign exchange exposures to currencies other than USD. Fluctuations in exchange rates between these non-USD currencies and USD can have a positive or negative impact on the fair value of these investments.

Despite the presence of foreign currency risks, which are considered alongside equity price risk, the Bank takes a strategic long-term investment perspective and accepts short-term volatilities in the fair value of equity investments attributable to foreign currency risk. The Bank does not employ any currency risk mitigation strategies for these types of investments.

The Bank had exposure through its non-USD investments in single and multicounty investments with equity participation measured at fair value through profit and loss. Further information regarding the significant unobservable inputs to the determination of fair value of the equity investments is mainly provided in Note E.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise.

Currently, the vast majority of all loans of the Bank are subject to a floating base rate (mainly SOFR for USD, six-month EURIBOR for EUR and three-month SHIBOR for CNY). The Bank uses interest rate swaps and cross currency swaps to effectively transform the interest rate or currency characteristics of the debt issuance to match those of the loans. The main exposure to interest rate risk arises from the treasury investment portfolio. Various quantitative methods are employed to monitor and manage such risks.

The Bank uses duration and value-at-risk (“VaR”) to measure interest rate risk on the treasury investment portfolio. Duration measures the sensitivity of the portfolio’s value to a parallel change in interest rate. VaR provides an estimate of the portfolio value at a certain confidence level within a defined timeframe. The weighted duration of the Bank’s treasury investment portfolio and investment operations was extended in 2024 and remained stable in 2025, well within permissible limits.

Interest rates have decreased over the course of 2025. The duration of the treasury investment portfolio has been managed at the same levels as at end of 2024, so that the higher rate levels remain locked in on the equity-funded portion of the portfolio. This contributed to stabilization of income in 2025, as there is less sensitivity of income of the treasury investment portfolio to short-term rate movements. Conversely, locking in the longer duration does lead to greater sensitivity of the economic value of investments to changes in the level of rates, with higher rates reducing the economic value, and lower rates increasing the value.

Interest rate risk also arises from other variables, including differences in reset frequency between the Bank’s assets and liabilities. The Bank also uses cross currency swaps to modify the currency characteristics of the debt issuances. While this strategy eliminates foreign exchange risk, it may cause the Bank to be exposed to unfavorable movements in the cross-currency basis.

The Bank’s interest rate risk may also comprise of non-linear risks arising from optionality such as prepayments on loans and callable features on debt issuances. The Bank manages the market exposures from optionality as per the Bank’s ALM Policy either by hedging on a back-to-back basis or transferring the cost of the market risk to the counterparty.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Sensitivity analysis

The Bank enters into various derivative instruments to manage interest rate risks. On a fair value basis, if interest rates increase by one basis point, treasury investment portfolio would experience an unrealized mark-to-market loss of USD1.2 million as at Dec. 31, 2025 (Dec. 31, 2024: USD1.1 million).

The impact of changes in interest income on the Bank’s profit or loss and equity is primarily caused by movements in interest rates. The effect on assets and liabilities that are held at fair value are expected to offset one another.

The following table illustrates the potential impact of a parallel upward or downward shock in relevant interest rate curves on the Bank’s interest income from the floating rate financial instruments (mainly loan investments) which are measured at amortized cost, based on the carrying value at the end of the reporting period. This analysis assumes that interest rates of all maturities move by the same amount.

The sensitivity analysis on interest income is based on reasonably possible changes in interest rates with the assumption that the structure of financial assets held at the period end remains unchanged. It does not take into account actions that would be taken by the Bank to mitigate the impact of the interest rate risk.

Interest income sensitivity (in million)
For the year ended Dec. 31, 2025
+100 basis points	286
-100 basis points	(286)

Interest income sensitivity (in million)
For the year ended Dec. 31, 2024
+100 basis points	246
-100 basis points	(246)

Refinance risk

The refinancing risk for fixed-spread loans relates to the potential impact of any future deterioration in the Bank’s funding cost. The Bank does not match the maturity of its funding with that of its fixed-spread loans as this would result in significantly higher financing costs for all loans. Instead, the Bank targets a shorter average funding maturity and manages the refinancing risk through the fixed-spread loan pricing, i.e., pricing to borrowers is made inclusive of the funding premium to cover refinancing risks as required by the Bank’s ALM Policy.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D5	Liquidity risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flow and collateral needs without affecting either daily operations or the financial condition of the Bank.

The Bank always ensures maintenance of strong liquidity. There is a three-tiered approach to achieve this goal. Firstly, the Bank maintains a stock of high-quality liquid assets to meet 30-day stress scenario (i.e., Liquidity Coverage Ratio) to ensure short-term liquidity. Second, a 12-month stressed liquid asset ratio is maintained to ensure the Bank has sufficient liquidity to withstand medium term stressed conditions. Finally, the Bank maintains liquidity at a level at least equal to 40% of the projected net cash flow requirements for the next three years. Outflows from committed but undisbursed loans and, under stress conditions, outflows from issued financial guarantees are included in the Bank’s liquidity assessment.

Below sets out the remaining contractual maturities for the undiscounted cash flow of main financial liabilities.

As at Dec. 31, 2025	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Financial liabilities
Borrowings	(3,863,752)	(383,968)	(6,518,265)	(24,093,295)	(9,483,828)	(44,343,108)
Other Liabilities 1)	(1,028,026)	—	—	—	—	(1,028,026)
As at Dec. 31, 2024	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Financial liabilities
Borrowings	(344,383)	(333,800)	(6,945,209)	(26,050,576)	(3,401,068)	(37,075,036)
Other Liabilities 1)	(433,361)	—	—	—	—	(433,361)

1)

Other liabilities include collateral held in relation to derivatives that becomes repayable dependent on daily movements in interest rates, payable and advance receipt for unsettled trades, and bank overdrafts.

Refer to Note C13 for maturity analysis of undiscounted cash flows deriving from derivatives.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D6	Compliance and operational risk

The Bank proactively manages compliance and operational risks through a robust and structured approach. It maintains vigilant oversight of compliance risks, including Anti-Money Laundering, Countering the Financing of Terrorism, combating proliferation financing in accordance with Financial Action Task Force recommendations and relevant United Nations Security Council Resolutions, economic and trade sanctions, and tax transparency requirements. The Bank’s operational risk framework is designed to systematically identify, assess, and mitigate operational risks, ensuring consistent standards and techniques are applied across the institution.

D7	Capital management

To ensure that the Bank maintains its AAA credit rating on a standalone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e., loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital (as capital supply) must be greater than the required economic capital (as capital demand) given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

The Bank defined available capital as the sum of paid-in capital plus reserves, accumulated retained earnings, and a prudent portion of callable capital, less prudent valuation adjustments and unrealized own-credit gains or losses. As of Dec. 31, 2025, the ratio of the required economic capital to available capital under stressed scenario was 44.6% (Dec. 31, 2024: 38.6%).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities does not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the year ended Dec. 31, 2025 (for the year ended Dec. 31, 2024: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

The Bank assesses the fair value hierarchy at security level. The Bank recognizes transfers in and transfers out of levels at the end of the reporting period during which the change has occurred.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Dec. 31, 2025		Dec. 31, 2024

	Carrying		Carrying
	amount	Fair value	amount	Fair value
Financial assets
- Loan investments, at amortized cost	29,626,580	30,496,466	26,637,065	27,310,079
- Debt securities, at amortized cost	11,297,092	11,402,179	11,748,489	11,647,162
- Paid-in capital receivables	219,625	219,151	234,336	233,504
Financial liabilities
- Borrowings	2,477,268	2,481,420	1,355,939	1,360,395

As at Dec. 31, 2025, other than those disclosed above, the Bank’s balances of financial instruments are not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of debt securities held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at Dec. 31, 2025

	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	4,495,360	224,966	—	4,720,326
- Investments with equity participation	—	—	1,435,173	1,435,173
- Debt securities	6,967,412	1,712,809	—	8,680,221
- Investment operations fixed-income portfolio	218,173	46,768	—	264,941
Money Market Funds	—	691,412	—	691,412
Derivative assets	—	1,312,674	—	1,312,674
Total financial assets	11,680,945	3,988,629	1,435,173	17,104,747
Borrowings	—	(36,592,173)	—	(36,592,173)
Derivative liabilities	—	(841,922)	—	(841,922)
Total financial liabilities	—	(37,434,095)	—	(37,434,095)

As at Dec. 31, 2024

	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	4,284,987	171,292	—	4,456,279
- Investments with equity participation	—	—	1,255,460	1,255,460
- Debt securities	7,194,609	1,382,394	—	8,577,003
- Investment operations fixed-income portfolio	204,264	45,935	—	250,199
Money Market Funds	—	318,474	—	318,474
Derivative assets	—	832,061	—	832,061
Total financial assets	11,683,860	2,750,156	1,255,460	15,689,476
Borrowings	—	(31,597,860)	—	(31,597,860)
Derivative liabilities	—	(1,175,585)	—	(1,175,585)
Total financial liabilities	—	(32,773,445)	—	(32,773,445)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value, therefore MMFs are classified as Level 2 instruments.

External Managers Program and debt securities have been valued either using the discounted cash flow method based on observable market input, or obtained from market price. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Quoted prices (unadjusted) in active markets are typical Level 1 inputs, while inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly, are typically Level 2 inputs.

In some situations, the inputs used to measure fair value might fall in different level of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. When unobservable inputs are significant to the fair value measurement, those financial instruments are to be categorized as level 3.

During the year ended Dec. 31, 2025, due to changes in market conditions for certain investment securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure the fair values of these securities based on observable market inputs. Therefore, there were USD30.25 million of debt instruments transferred from Level 1 to Level 2 of the fair value hierarchy. In addition, there were transfers of USD40.93 million in investments of debt instruments from Level 2 to Level 1, when quoted prices in active markets become available.

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the year ended Dec. 31, 2025 and the year ended Dec. 31, 2024.

Investments with equity participation:

	For the year ended	For the year ended
	Dec. 31, 2025	Dec. 31, 2024
As at beginning of year	1,255,460	980,416
Additions	282,326	326,578
Return of capital contributions	(100,326)	(95,600)
Fair value (loss)/gain, net	(2,287)	44,066
Total	1,435,173	1,255,460

The fair value gains or losses are attributable to changes in unrealized gains or losses relating to those financial assets held at the end of the reporting period, which are recognized in profit or loss under “Net gain on financial instruments measured at fair value and foreign exchange”. For the year ended Dec. 31, 2025, the realized gain arising from the Bank’s Level 3 financial assets amounted to USD14.03 million (for the year ended Dec. 31, 2024: USD32.34 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The fair value of the investments with equity participation is mainly based on an adjusted net assets method and discounted cash flow model. The unobservable inputs for discounted cash flow model mainly include weighted average cost of capital, liquidity discount and projected cash flows.

There has been no transfer in and/or out of Level 3 during the year ended Dec. 31, 2025 (for the year ended Dec. 31, 2024: none).